 Exhibit (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
INTERCEPT PHARMACEUTICALS, INC.
at
$19.00 Net Per Share
by
INTERSTELLAR ACQUISITION INC.
a wholly owned subsidiary of
ALFASIGMA S.P.A.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON NOVEMBER 7, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of September 26, 2023 by and among Alfasigma S.p.A., an Italian società per azioni (joint stock company) (“Alfasigma”), Interstellar Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Alfasigma (the “Purchaser”), and Intercept Pharmaceuticals, Inc., a Delaware corporation (“Intercept”) (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).
The Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Intercept (the “Shares”), other than Shares held by Alfasigma, the Purchaser or any of their direct or indirect wholly owned subsidiaries (including, for the avoidance of doubt, any Shares acquired by the Purchaser in the Offer) or by Intercept (the “Excluded Shares”), for $19.00 per share, net to the seller in cash, without interest (the “Offer Price”), subject to any applicable withholding taxes (the “Offer”).
The obligation of the Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including (i) there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Alfasigma and its affiliates, represent one (1) more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been received in settlement or satisfaction of such guarantee) (the “Minimum Condition”); (ii) the Merger Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”); (iii) the expiration or termination of any waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) the receipt of correspondence from the FDA acknowledging that Intercept’s proposed revised milestone for certain postmarketing requirements will be December 2023, which correspondence has been received; and (v) those certain other conditions set forth in the Merger Agreement (collectively, the “Offer Conditions”).
As soon as practicable (and in any event within one (1) business day) following the acceptance for payment of the Shares tendered and not properly withdrawn pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition in accordance with the terms of the Offer and the Merger Agreement (such time of acceptance, the “Acceptance Time”), and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will merge with and into Intercept (the “Merger”), with Intercept continuing as the surviving corporation and as a wholly owned subsidiary of Alfasigma (the “Surviving Corporation”), pursuant to the provisions of Section 251(h) of the Delaware General Corporation Law, as amended (the “DGCL”), with no stockholder approval required to consummate the Merger. The closing of the Merger will occur as soon as practicable and, in any event, no later than the first business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties.
Each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than (i) the “Excluded Shares” or (ii) any Shares in respect of which appraisal rights were perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”), will be automatically converted into the right to receive an amount in cash equal to the Offer Price, subject to any applicable withholding taxes. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
Under no circumstances will interest be paid either with respect to the purchase of Shares pursuant to the Offer or upon conversion of Shares into the right to receive an amount of cash equal to the Offer Price in the Merger (which, in either case, may be reduced by any applicable withholding taxes), regardless of any extension of the Offer or any delay in making payment for Shares or consummating the Offer or the Merger.
THE BOARD OF DIRECTORS OF INTERCEPT RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.
THE BOARD OF DIRECTORS OF INTERCEPT HAS (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, INTERCEPT AND ITS STOCKHOLDERS; (2) DECLARED IT ADVISABLE TO ENTER INTO THE MERGER AGREEMENT; (3) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE BY INTERCEPT OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; (4) AGREED THAT THE MERGER SHALL BE EFFECTED UNDER SECTION 251(H) OF THE DGCL; AND (5) AGREED TO RECOMMEND THAT INTERCEPT’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
The Offer is not subject to any financing condition.   The Offer is conditioned upon (i) the Minimum Condition, (ii) the Termination Condition, (iii) the expiration or termination of the applicable waiting period under the HSR Act, and (iv) the satisfaction or waiver by the Purchaser of the other Offer Conditions described in Section 15 — “Conditions to the Offer.” See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”
A summary of the principal terms of the Offer appears on pages 1 through 8. You should read both this entire Offer to Purchase, the Letter of Transmittal (as defined herein) and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares into the Offer.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free: 888-293-6812
Email: ICPTOffer@Georgeson.com
October 11, 2023

IMPORTANT
If you desire to tender all or any portion of your Shares to the Purchaser pursuant to the Offer, prior to the expiration date of the Offer:
•
If you are a holder (i.e., you have a stock certificate or you hold Shares directly in your name in book-entry form in an account with Intercept’s transfer agent, VStock Transfer, LLC), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions contained in the Letter of Transmittal and send it, together with any original certificate representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”). These materials must reach the Depositary before the Expiration Date (as defined below). See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to the Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to the Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
*****
Questions and requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. Copies of these materials may also be found at the website maintained by the United States Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding the tender offer materials to their customers.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free: 888-293-6812
Email: ICPTOffer@Georgeson.com

i

SUMMARY TERM SHEET
The following are some questions that you, as a stockholder of Intercept, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”). It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”). This Offer to Purchase and the Letter of Transmittal collectively constitute the “Offer.”
To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer carefully and in their entirety. Questions or requests for assistance may be directed to Georgeson LLC, our information agent (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to the Purchaser and, where appropriate, Alfasigma.
Securities Sought:	All of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Intercept Pharmaceuticals, Inc., a Delaware corporation (“Intercept”).
Price Offered Per Share:	$19.00 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any applicable withholding taxes.
Scheduled Expiration Time:	The Offer and withdrawal rights will expire at one (1) minute after 11:59 p.m. Eastern Time on November 7, 2023, unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”
The Purchaser:	Interstellar Acquisition Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Alfasigma S.p.A., an Italian società per azioni (joint stock company) (“Alfasigma”). Alfasigma is 84% controlled by TURYTES S.p.A, an Italian società per azioni (joint stock company) (“TURYTES”).
Intercept Board of Directors Recommendation:	The Board of Directors of Intercept has resolved to recommend that Intercept’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
Who is offering to buy my Shares?
Our name is Interstellar Acquisition Inc. We are a wholly owned subsidiary of Alfasigma S.p.A., an Italian società per azioni (joint stock company). Alfasigma S.p.A. is 84% controlled by TURYTES S.p.A., an Italian società per azioni (joint stock company). We are a Delaware corporation formed for the purpose of making the Offer and thereafter, pursuant to the Agreement and Plan of Merger, dated September 26, 2023, by and among Alfasigma, Intercept and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), for the purpose of merging with and into Intercept (the “Merger”), with Intercept continuing as the surviving corporation and as a wholly owned subsidiary of Alfasigma as a result of the Merger (the “Surviving Corporation”). To date, we have not carried on any activities other than those related to our formation and the Merger Agreement, and the transactions contemplated thereby, including making this Offer. See the “Introduction” and Section 8 — “Certain Information Concerning Alfasigma, TURYTES and the Purchaser.”
How many Shares are you offering to purchase in the Offer?
We are making the Offer to purchase all outstanding Shares, other than Excluded Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?
We are making the Offer pursuant to the Merger Agreement in order for Alfasigma to acquire control of, and following the Merger, the entire equity interest in, Intercept. As soon as practicable (and in no event later than one business day) following the acquisition of Shares in accordance with the Offer and in accordance with Section 251(h) of the DGCL, the Purchaser will be merged with and into Intercept, with Intercept continuing as the Surviving Corporation, on the terms and subject to the conditions set forth in the Merger Agreement. Each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than any Shares held by us, Alfasigma or any of our direct or indirect wholly owned subsidiaries (including, for the avoidance of doubt, any Shares acquired by us in the Offer) or by Intercept (the “Excluded Shares”) and any Shares in respect of which appraisal rights were perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”)), will be automatically converted into the right to receive an amount in cash equal to the Offer Price, subject to any applicable withholding taxes. See Section 12 — “Purpose of the Offer; Plans for Intercept.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $19.00 per Share, net to the seller in cash, without interest and subject to any applicable withholding taxes.
If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What does the Board of Directors of Intercept think about the Offer?
We are making the Offer pursuant to the Merger Agreement, which has been approved by the Board of Directors of Intercept. The Board of Directors of Intercept has:
•
determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Intercept and its stockholders;

•
declared it advisable for Intercept to enter into the Merger Agreement;

•
approved the execution, delivery and performance by Intercept of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger;

•
agreed that the Merger shall be effected under Section 251(h) of the DGCL; and

•
agreed to recommend that Intercept’s stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

A more complete description of the reasons of the Board of Directors of Intercept for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed by Intercept with the United States Securities and Exchange Commission (the “SEC”) and mailed to Intercept’s stockholders with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety. See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for Intercept.”
What are the most significant conditions to the Offer?
The Offer is subject to the satisfaction of the following conditions (collectively, the “Offer Conditions”):
•
there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Alfasigma or its affiliates, represent one (1) more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been received in settlement or satisfaction of such guarantee) (the “Minimum Condition”);

•
the Merger Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”);

•
any waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated;

•
no governmental body of competent jurisdiction in a jurisdiction where either Alfasigma or Intercept operates their respective business or owns any material assets shall have issued, promulgated, enacted or deemed applicable to the Merger or the Offer any order, injunction, decree, ruling or other legal requirement (whether temporary, preliminary or permanent) or taken any other action, in each case restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the Offer, which order, injunction, decree, ruling, or other legal requirement or action remains in effect;

•
the receipt of correspondence from the FDA acknowledging that Intercept’s proposed revised milestone for certain postmarketing requirements will be December 2023, which correspondence has been received; and

•
the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer set forth in the Merger Agreement and described in Section 15 — “Conditions to the Offer.” See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”

The foregoing conditions are for the sole benefit of Alfasigma and the Purchaser and (except for the Minimum Condition, the Termination Condition, and conditions related to the HSR Act and actions by government bodies) may be waived by Alfasigma and the Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Alfasigma and the Purchaser, to the extent permitted under applicable legal requirements.
Is the Offer subject to any financing condition?
No. The Offer is not subject to any financing condition.
Is there an agreement governing the Offer?
Yes. We, Alfasigma and Intercept have entered into the Merger Agreement referred to above in “Who is offering to buy my Shares?”. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following the Acceptance Time, the merger of the Purchaser with and into Intercept. See Section 11 — “The Merger Agreement; Other Agreements.”
Do you have the financial resources to pay for all Shares?
Yes. We estimate that we will need approximately $795 million in cash to purchase all Shares pursuant to the Offer, to pay the consideration in respect of all Shares that are not tendered and that will each be converted in the Merger into the right to receive the Offer Price (except as provided in the Merger Agreement with respect to Excluded Shares and Dissenting Shares) and to pay related fees and expenses. Alfasigma, our parent company, will provide us with sufficient funds to make such payments. Alfasigma expects to fund such payments from a combination of available cash and borrowings from existing committed corporate lines of credits, each of which is described below. No alternative financing arrangements or alternative financing plans have been made. The Offer is not subject to any financing condition. See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender into the Offer?
No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the consummation of the Offer is not subject to any financing condition;

•
the Offer is being made for all Shares solely for cash;

•
if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price, subject to any applicable withholding taxes); and

•
we have all of the financial resources, including committed corporate credit lines and cash on hand, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
How long do I have to decide whether to tender into the Offer?
You will be able to tender your Shares into the Offer until one (1) minute after 11:59 p.m. Eastern Time on November 7, 2023 (such date and time, the “Expiration Date”), unless (i) we extend the period during which the Offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which case the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended by us, will expire, or (ii) the Merger Agreement has been earlier terminated. If we extend the Offer, we will inform Computershare Trust Company, N.A., our depositary for the Offer (the “Depositary”) of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.
If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to tender Shares in the Offer.
If you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by the Depositary within two (2) trading days of the Nasdaq Stock Market (“Nasdaq”). Please give your broker, dealer, commercial bank, trust company or other nominee instructions sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?
Yes, the Offer can be extended. In some cases, we may be required to extend the Offer beyond the initial Expiration Date, but in no event will we (i) be required to extend the Offer beyond the earlier to occur of (x) the termination of the Merger Agreement pursuant to the terms thereof, and (y) midnight Eastern Time, on January 26, 2024 (such earlier occurrence, the “Extension Deadline”); or (ii) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Intercept. Subject to the parties’ respective termination rights under the Merger Agreement, we will not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of Intercept.
Pursuant to the Merger Agreement, we will extend the Offer:
•
on one or more occasions, in our discretion (and without the consent of Intercept or any other person), for successive periods of up to ten (10) business days each, if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by us or Alfasigma (to the extent waivable by us or Alfasigma), in order to permit the satisfaction of such Offer Condition;

•
on one or more occasions, at the request of Intercept, for successive periods of up to ten (10) business days each, if, as of the then-scheduled Expiration Date, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived (if permitted thereunder), in order to permit the satisfaction of such Offer Condition;

•
for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer;

•
for periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust laws shall have expired or been terminated; or

•
at the request of Intercept or in our own discretion, for successive periods of up to ten (10) business days each, if, as of the then-scheduled Expiration Date, all Offer Conditions have been satisfied or waived (if permitted thereunder, and other than any such conditions of the Offer that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)), except that the Minimum Condition has not been satisfied as of any then-scheduled expiration of the Offer, in order to permit the satisfaction of the Minimum Condition; provided, however, that we will not be required to extend the Offer pursuant to this paragraph on more than two (2) occasions, but we may, in our sole and absolute discretion elect to do so.

For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.” Each of the time periods described above is calculated in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act.
How will I be notified if the time period during which I can tender my Shares into the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.
How do I tender my Shares into the Offer?
If you wish to accept the Offer, this is what you must do:
•
If you are a registered holder (i.e., you have a stock certificate or you hold Shares directly in your name in book-entry form in an account with Intercept’s transfer agent, VStock Transfer, LLC), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions contained in the Letter of Transmittal, and send it, together with any original certificates representing your Shares and any other required documents, to the Depositary. These materials must reach the Depositary before the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to the Purchaser pursuant to the Offer.

•
If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may extend the time you have to deliver such items by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two (2) Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

Until what time may I withdraw previously tendered Shares?
To withdraw your Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?
To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”
Upon the successful consummation of the Offer, will Shares continue to be publicly traded?
No. Following the purchase of Shares in the Offer, we expect to consummate the Merger as soon as practicable (and in no event later than one business day) following such purchase in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Intercept will be required in connection with the Merger. Following the consummation of the Merger, no Shares will be publicly owned. If the Merger is consummated, then stockholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price, subject to any applicable withholding taxes), except as provided in the Merger Agreement with respect to Excluded Shares and Dissenting Shares. See Section 13 — “Certain Effects of the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
If I decide not to tender my Shares into the Offer, what will happen to my Shares?
If the Offer is consummated and certain other conditions are satisfied, the Purchaser will merge with and into Intercept. At the Effective Time, each Share then issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Excluded Shares and Dissenting Shares. Dissenting Shares will not be converted into the right to receive the Merger Consideration and will instead be entitled to seek to have a Delaware court determine the “fair value” of such Shares in accordance with the DGCL, unless such holder fails to perfect, withdraws, waives or loses the right to appraisal. In each such case, such Shares will be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
If the Offer is not consummated, will you nevertheless consummate the Merger?
No. None of us, Alfasigma or Intercept are under any obligation to pursue or consummate the Merger if the time of acceptance for payment of all Shares validly tendered (and not validly withdrawn) in the Offer pursuant to and subject to the Offer Conditions (the “Acceptance Time”) has not occurred and the Offer has not been earlier consummated. This could happen for example if the Minimum Condition has not been satisfied, the Merger Agreement has been validly terminated in accordance with its terms or one of the other Offer Conditions has not been satisfied or waived.
Will there be a subsequent offering period?
No. Pursuant to Section 251(h) of the DGCL and the obligation of us and Intercept to take all necessary actions to cause the Merger to become effective as soon as practicable following the consummation of the Offer, we expect the consummation of the Merger to occur as soon as practicable (and in no event later than one business day) following the Acceptance Time. See Section 1 — “Terms of the Offer.”
If I object to the price being offered, will I have appraisal rights?
Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.” Concurrently with the commencement of the Offer, Intercept is distributing the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.
What was the market value of my Shares on recent dates and the “premium” I am receiving?
On September 25, 2023, the last full trading day prior to the day on which we announced that we entered into the Merger Agreement, the closing price of the Shares reported on Nasdaq was $10.44 per Share. The Offer Price of $19.00 per Share represents an approximate 82.0% premium to such closing price.
On October 10, 2023, the last Nasdaq trading day before we commenced the Offer, the closing price of the Shares reported on Nasdaq was $18.63 per Share.
We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer described in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to receive promptly an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, subject to any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, for the purpose of receiving payments from us and transmitting such payments to you. See Section 2 — “Acceptance for Payment and Payment for Shares.” In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) any certificates representing such Shares, if applicable, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares at The Depository Trust Company (“DTC”), an Agent’s Message (as defined below) in lieu of such Letter of Transmittal and delivery of Shares into the Depositary’s account at DTC, and (iii) any other required documents for such Shares, as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
What will happen to my Intercept equity awards in the Offer?
Equity awards of Intercept are not sought in the Offer.
Except as otherwise agreed, at the Effective Time, each stock option to purchase Shares granted under Intercept’s equity plans (“Intercept Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, and which has a per Share exercise price that is less than the Merger Consideration (each, an “In the Money Option”), will be cancelled and converted into the right to receive a cash payment equal to (A) the excess of (x) the Merger Consideration over (y) the exercise price payable per Share of such In the Money Option, multiplied by (B) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time, less applicable taxes required to be withheld with respect to such payment.
At the Effective Time, each Intercept Option other than an In the Money Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, shall be cancelled with no consideration payable in respect thereof.
At the Effective Time, each restricted stock unit with respect to Shares subject to performance vesting conditions granted under Intercept’s equity plans (each, an “Intercept PSU”) that is outstanding as of immediately prior to the Effective Time will be cancelled and the holder thereof will be entitled to receive a cash payment (without interest) equal to the product of the Merger Consideration and the number of Shares subject to such Intercept PSU as of immediately prior to the Effective Time based upon the actual level of performance determined in accordance with the terms of the applicable Intercept PSU award agreement, less applicable taxes required to be withheld with respect to such payment.
At the Effective Time, each restricted stock unit with respect to Shares granted under Intercept’s equity plans, other than the Intercept PSUs, (each, an “Intercept RSU”) that is outstanding as of immediately prior to the Effective Time will be converted into the contingent right to receive a cash payment (without interest) equal to the product of the Merger Consideration and the number of Shares subject to such Intercept RSU as of immediately prior to the Effective Time, less applicable taxes required to be withheld with respect to such payment (“Intercept RSU Consideration”). Subject to the applicable holder’s continued service with Alfasigma or its affiliates after the consummation of the transaction, the Intercept RSU Consideration will vest and become payable in accordance with the vesting schedule (including any vesting acceleration provisions) that applied to the corresponding portion of the applicable Intercept RSUs immediately prior to the Effective Time. The Intercept RSU Consideration will otherwise remain subject to the same terms and conditions that are applicable to the underlying Intercept RSUs immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement).
See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Intercept Equity Awards.”
What are the U.S. federal income tax considerations relevant to the Offer and the Merger?
The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a United States Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Considerations of the Offer and the Merger — United States Holders”), in general, you will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received for your Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in such Shares. If you hold your Shares as a capital asset, the gain or loss that you recognize will be capital gain or loss and will be treated as long-term capital gain or loss if you have held such Shares for more than one (1) year. If you are a Non-United States Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Considerations of the Offer and the Merger — Non-United States Holders”), subject to the discussion in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — U.S. Federal Backup Withholding” and the qualifications and limitations in Section 5 — “Certain U.S. Federal Income Tax Considerations of the Offer and the Merger,” you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or have converted into the right to receive cash in the Merger unless you have certain connections to the United States. You should consult your tax advisor about the particular tax considerations relevant to you of tendering your Shares into the Offer or having your Shares converted into the right to receive cash in the Merger. See Section 5 — “Certain U.S. Federal Income Tax Considerations of the Offer and the Merger” for a discussion of the U.S. federal income tax considerations relevant to tendering your Shares into the Offer or having your Shares converted into the right to receive cash in the Merger.
To whom should I talk if I have additional questions about the Offer?
You may call Georgeson LLC, the Information Agent, toll-free at 888-293-6812. See the back cover of this Offer to Purchase.
To the Holders of Shares of Common Stock of Intercept Pharmaceuticals, Inc.:
INTRODUCTION
We, Interstellar Acquisition Inc. , a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Alfasigma S.p.A., an Italian società per azioni (joint stock company) ( “Alfasigma”), are offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Intercept Pharmaceuticals, Inc., a Delaware corporation (“Intercept”), at a price per Share of $19.00 net to the seller in cash, without interest (the “Offer Price”), subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer.” We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of September 26, 2023, by and among Alfasigma, the Purchaser and Intercept (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).
The Offer and withdrawal rights will expire at one (1) minute after 11:59 p.m., Eastern Time, on November 7, 2023 (such date and time, the “Expiration Date”), unless (i) we extend the period during which the Offer is open pursuant to and in accordance with the Merger Agreement, in which case the term “Expiration Date” means the latest date and time at which the Offer, as so extended by us, will expire (provided, however, our obligation to extend the Offer is limited as discussed in Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Expiration and Extension of the Offer”) or (ii) the Merger Agreement has been earlier terminated. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making payment for Shares.
If you are an owner of Shares and you tender such Shares directly to Computershare Trust Company, N.A. (the “Depositary”) in accordance with the terms of this Offer, you will not be charged brokerage fees or commissions on the sale of Shares pursuant to the Offer.
Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the United States Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or an applicable IRS Form W-8, if the tendering stockholder or other payee is a Non-United States Holder (as defined in Section 5  — “Certain U.S. Federal Income Tax Considerations of the Offer and the Merger — Non-United States Holders”)) may be subject to U.S. federal backup withholding on the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — U.S. Federal Backup Withholding.” Non-United States Holders are urged to consult their tax advisors regarding the application of U.S. federal backup withholding.
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consult with such nominee to determine if you will be charged any service fees or commissions.
If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two (2) Nasdaq Stock Market (“Nasdaq”) trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
We will pay all charges and expenses of the Depositary and Georgeson LLC (the “Information Agent”) incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”
As soon as practicable (and in any event within one (1) business day) following the acceptance for payment of the Shares tendered and not properly withdrawn pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition (as defined below) in accordance with the terms of the Offer and the Merger Agreement (such time of acceptance, the “Acceptance Time”), and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will merge with and into Intercept (the “Merger”), with Intercept continuing as the surviving corporation and as a wholly owned subsidiary of Alfasigma (the “Surviving Corporation”), pursuant to the provisions of Section 251(h) of the Delaware General Corporation Law, as amended (the “DGCL”), with no stockholder approval required to consummate the Merger. The closing of the Merger will occur as soon as practicable and, in any event, no later than the first business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties.
Each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), except for Shares (i) held by Alfasigma, the Purchaser or any of their direct or indirect wholly owned subsidiaries (including, for the avoidance of doubt, any Shares acquired by the Purchaser in the Offer) or by Intercept (the “Excluded Shares”), or (ii) in respect of which appraisal rights were perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”), will be automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), subject to any applicable withholding taxes. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
The Board of Directors of Intercept has:
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determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Intercept and its stockholders;

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declared it advisable for Intercept to enter into the Merger Agreement;

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approved the execution, delivery and performance by Intercept of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger;

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agreed that the Merger shall be effected under Section 251(h) of the DGCL; and

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agreed to recommend that Intercept’s stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer (collectively, the “Company Board Recommendation”).

A more complete description of the reasons of the Board of Directors of Intercept for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed by Intercept with the United States Securities and Exchange Commission (the “SEC”) and mailed to Intercept’s stockholders with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.
The Offer is not subject to us or Alfasigma receiving financing or any other financing condition. The Offer is conditioned upon the following conditions (collectively, the “Offer Conditions”):
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there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Alfasigma and its affiliates, represent one (1) more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been received in settlement or satisfaction of such guarantee) (the “Minimum Condition”);

•
the Merger Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”);

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any waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated;

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no governmental body of competent jurisdiction in a jurisdiction where either Alfasigma or Intercept operates their respective business or owns any material assets shall have issued, promulgated, enacted or deemed applicable to the Merger or the Offer any order, injunction, decree, ruling or other legal requirement (whether temporary, preliminary or permanent) or taken any other action, in each case restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the Offer, which order, injunction, decree, ruling, or other legal requirement or action remains in effect;

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the receipt of correspondence from the FDA acknowledging that Intercept’s proposed revised milestone for certain postmarketing requirements will be December 2023, which correspondence has been received; and

•
the satisfaction or waiver by the Purchaser of the other conditions and requirements of the Offer set forth in the Merger Agreement and described in Section 15 — “Conditions to the Offer.” See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”

According to Intercept, as of the close of business on October 3, 2023: there were 41,814,336 Shares issued and outstanding.
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND STOCKHOLDERS OF INTERCEPT SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.
THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”
The Offer is not subject to any financing condition. The Offer is conditioned upon the Minimum Condition, the Termination Condition and the other Offer Conditions described in Section 15 — “Conditions to the Offer.”
We expressly reserve the right, to the extent permitted by the applicable legal requirements, (i) to increase the Offer Price, (ii) waive any Offer Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; except that, unless previously approved by Intercept in writing, neither we nor Alfasigma will (A) decrease the Offer Price (other than for an adjustment pursuant to the Merger Agreement), (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions described in Section 15 — “Conditions to the Offer,” (E) amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in the Merger Agreement relating to the expiry of the HSR waiting period and the absence of governmental action opposing the transaction, (F) otherwise amend or modify any of the other terms of the Offer in a manner that would adversely affect any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the expiration date of the Offer, except as otherwise provided in the Merger Agreement, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.
As soon as practicable (and in any event within one (1) business day) following the Acceptance Time, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will merge with and into Intercept, with Intercept continuing as the Surviving Corporation, pursuant to the provisions of Section 251(h) of the DGCL, with no stockholder approval required to consummate the Merger. The closing of the Merger will occur as soon as practicable and, in any event, no later than the first business day after the conditions set forth in the Merger Agreement are satisfied or waived, unless another date is agreed to by the parties. There will not be a subsequent offering period.
Each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares and the Dissenting Shares, will be automatically converted into the right to receive the Merger Consideration. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
Pursuant to the Merger Agreement, we will extend the Offer (i) on one or more occasions, at our discretion (and without the consent of Intercept or any other person), for successive periods of up to ten (10) business days each, if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by us or Alfasigma (to the extent waivable by us or Alfasigma), in order to permit the satisfaction of such Offer Condition; (ii) on one or more occasions, at the request of Intercept, for successive periods of up to ten (10) business days each, if, as of the then-scheduled Expiration Date, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived (if permitted thereunder), in order to permit the satisfaction of such Offer Condition; (iii) for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; (iv) for periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related legal requirement shall have expired or been terminated, and all necessary approvals shall have been obtained; and (v) at the request of Intercept or in our own discretion, for successive periods of ten (10) business days each, if, as of the then-scheduled Expiration Date, all conditions of the Offer have been satisfied or waived (if permitted thereunder, and other than any such conditions of the Offer that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)), except that the Minimum Condition has not been satisfied as of any then-scheduled Expiration Date, in order to permit the satisfaction of the Minimum Condition, it being understood and agreed that we will not be required to extend the Offer pursuant to this paragraph on more than two (2) occasions, but we may, in our sole and absolute discretion elect to do so. Our obligation to extend the Offer is further limited as set forth below in this Section 1 and in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Expiration and Extension of the Offer.”
For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
If we extend the Offer, delay our acceptance for payment of Shares, delay payment after the consummation of the Offer or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay promptly the consideration offered or return the securities deposited by or on behalf of stockholders after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. The SEC has stated that, in its view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten (10) business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day. Each of the time periods described in this paragraph is calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act.
If, prior to the Expiration Date, we increase the consideration being paid for Shares, such altered consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as soon as practicable by public announcement thereof. In the case of an extension of the Offer, such announcement will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
Intercept has provided us and Alfasigma with Intercept’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Intercept’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer, as described in Section 15 — “Conditions to the Offer,” we will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as soon as practicable after the first Expiration Date upon which the conditions pursuant to the Merger Agreement are satisfied or waived. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for how to validly tender Shares.
In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
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For Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;”

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A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined below) in lieu of such Letter of Transmittal; and

•
Any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. Upon the deposit of such funds with the Depositary, our obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.
If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and Intercept.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates representing Shares are submitted evidencing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.
We reserve the right to transfer or assign the right to purchase all or any Shares tendered pursuant to the Offer in whole or from time to time in part to one or more affiliates, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.   No alternative, conditional or contingent tenders will be accepted. In order for an Intercept stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:
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If you are a holder and you have Shares held as physical certificates, the original certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date;

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If you are a holder and you hold Shares directly in your name in book-entry form in an account with Intercept’s transfer agent, VStock Transfer, LLC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date. If you hold your Shares in book-entry at The Depository Trust Company, you are not obligated to submit a Letter of Transmittal, but you must (1) submit an Agent’s Message (as defined below) and (2) deliver your Shares according to the DTC book-entry transfer procedures described below under “DTC Book-Entry Transfer” before the Expiration Date;

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If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered; or

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For Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the consummation of the Offer occurs, we will acquire good and unencumbered title to such Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

DTC Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message (as defined below) and any other required documents (for example, a completed IRS Form W-9 or applicable IRS Form W-8) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Required documents must be transmitted to and received by the Depositary as set forth above. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
Agent’s Message.   The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a certificate representing Shares is not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the certificate representing such Shares must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on such certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•
the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within two (2) Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.
A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and Intercept.
Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) if applicable, certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived to our satisfaction. None of us, Alfasigma, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.
Appointment as Proxy.   By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder

(and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Intercept’s stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the consummation of the Offer, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Intercept’s stockholders.
U.S. Federal Backup Withholding.   Under the U.S. federal backup withholding rules, a portion of the gross proceeds payable to a tendering stockholder or other payee that is a United States person pursuant to the Offer must be withheld and remitted to the IRS, unless such stockholder or other payee provides his, her or its correct taxpayer identification number (generally, an employer identification number or social security number) to the Depositary, certifies that such stockholder is not subject to backup withholding and complies with applicable requirements of the backup withholding rules, or such stockholder or other payee is otherwise exempt from backup withholding and establishes such exemption in a manner satisfactory to the Depositary. Therefore, each tendering stockholder that is a United States person should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless an exemption exists and is established in a manner satisfactory to the Depositary. In order for a stockholder that is not a United States person to avoid backup withholding, such stockholder must submit an IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8 certifying that it is not a United States person, or otherwise establish an exemption in a manner satisfactory to the Depositary. IRS Forms W-8 can be obtained from the Depositary or the IRS’s website at www.irs.gov. Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax, provided that the required information is timely provided to the IRS.
ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR AN APPLICABLE IRS FORM W-8) MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING OF A PORTION OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.
4.
Withdrawal Rights.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time on or before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after December 9, 2023, which is the 60th day after the date of the Offer, unless prior to that date we have accepted for payment the Shares tendered in the Offer.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer of Shares held through the Book-Entry Transfer Facility as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 — “Procedures Accepting the Offer and Tendering Shares” at any time on or before the Expiration Date.
We will resolve all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal. We reserve the right to reject all notices of withdrawal determined not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, Alfasigma, the Depositary, the Information Agent, Intercept or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5.
Certain U.S. Federal Income Tax Considerations of the Offer and the Merger.

The following is a summary of certain U.S. federal income tax considerations relevant to the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. This discussion applies only to holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address considerations relevant to holders subject to special rules, including: holders who hold Shares received pursuant to the exercise of employee stock options or otherwise as compensation, persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders who are partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such partnerships, S corporations or other pass-through entities, banks or financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, governmental organizations, U.S. expatriates and former citizens or long-term residents of the United States, entities subject to the U.S. anti-inversion rules, “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, holders that hold or have held, actually or constructively, more than 5% of the Shares during the shorter of (i) the five-year period ending on the date of the consummation of the Offer (or, if applicable, the date of the Merger) and (ii) the period during which the holder held such Shares, or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address (i) any aspect of the alternative minimum tax, (ii) the Medicare contribution tax on net investment income, (iii) the U.S. federal gift or estate tax, or state, local or foreign taxation, (iv) the tax considerations relevant to holders of Shares who exercise dissenters’ or appraisal rights under the DGCL, or (v) the tax considerations relevant to holders of options or warrants to purchase Shares or similar rights to purchase Shares.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax considerations relevant to tendering Shares pursuant to the Offer or having Shares converted to cash pursuant to the Merger.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL

AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
United States Holders.   For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to United States federal income tax regardless of its source; or

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a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

The receipt of cash for Shares pursuant to the Offer or the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received for such United States Holder’s Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (determined before deduction of any applicable withholding taxes) and such United States Holder’s adjusted tax basis in such Shares. A United States Holder’s adjusted tax basis will generally equal the price the United States Holder paid for such Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of the consummation of the Offer (or, if applicable, the date of the Merger), such Shares were held for more than one (1) year. Long-term capital gains recognized by certain non-corporate United States Holders, including individuals, generally are taxable at a reduced rate. The deductibility of capital losses is subject to limitations.
Non-United States Holders.   For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).
A Non-United States Holder will generally not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:
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the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which case (i) the Non-United States Holder will be subject to U.S. federal income tax generally in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable tax treaty); or

•
the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the consummation of the Offer (or, if applicable, the taxable year of the Merger) and certain other conditions exist, in which case, the Non-United States Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable tax treaty) on the gain from the exchange of Shares, net of certain U.S. source losses from sales or exchanges of other capital assets, provided the Non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding.   Payments made to United States Holders in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. See Section 3 — “Procedures for Accepting the Offer and Tendering

Shares — U.S. Federal Backup Withholding.” Backup withholding will apply to a United States Holder unless such United States Holder provides his, her or its correct taxpayer identification number to the Depositary on IRS Form W-9, certifies that such United States Holder is not subject to backup withholding and complies with applicable requirements of the backup withholding rules, or such United States Holder is otherwise exempt from backup withholding and establishes such exemption in a manner satisfactory to the Depositary or other payor. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an appropriate IRS Form W-8 that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary or other payor. Proceeds of a disposition of Shares conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides or is established.
Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax, provided that the required information is timely provided to the IRS. Each holder should consult with his, her or its tax advisor as to his, her or its qualification for exemption from backup withholding and the procedure for obtaining such exemption.
6.
Price Range of Shares; Dividends.

The Shares are listed and principally traded on Nasdaq under the symbol “ICPT.” The Shares have been listed on Nasdaq since October 11, 2012. The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on Nasdaq based on published financial sources:
	High	Low
Current Fiscal Year	$21.86	$8.82
Fourth Quarter (through October 10, 2023)	$18.75	$18.52
Third Quarter, ended September 30, 2023	$18.74	$9.70
Second Quarter, ended June 30, 2023	$19.39	$8.82
First Quarter, ended March 31, 2023	$21.86	$12.19
Fiscal Year ending December 31, 2022	$21.25	$10.81
Fourth Quarter, ended December 31, 2022	$16.76	$10.92
Third Quarter, ended September 30, 2022	$21.25	$12.00
Second Quarter, ended June 30, 2022	$20.00	$10.81
First Quarter, ended March 31, 2022	$18.45	$12.50
Fiscal Year Ending December 31, 2021	$38.94	$11.60
Fourth Quarter, ended December 31, 2021	$20.50	$13.51
Third Quarter, ended September 30, 2021	$20.64	$11.60
Second Quarter, ended June 30, 2021	$25.00	$13.88
First Quarter, ended March 31, 2021	$38.94	$18.15
On September 25, 2023, the last full trading day prior to the day on which we announced that we entered into the Merger Agreement, the last sale price of the Shares reported on Nasdaq was $10.44 per Share. On October 10, 2023, the last Nasdaq trading day before we commenced the Offer, the last sale price of the Shares reported on Nasdaq was $18.63 per Share.
We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.
Intercept has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, neither Intercept nor its subsidiaries will declare or pay any dividend in respect of any shares of its capital stock (including the Shares) without Alfasigma’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Covenants — Operation of Intercept’s Business Pending the Merger.”
7.
Certain Information Concerning Intercept.

Except as otherwise set forth in this Offer to Purchase, the information concerning Intercept contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and is qualified in its entirety by reference thereto. You should consider the summary information set forth below in conjunction with the more comprehensive financial and other information set forth in Intercept’s public filings with the SEC (which may be obtained and inspected as described below) and other publicly available information. None of us, Alfasigma or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Intercept to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Alfasigma and the Information Agent.
General.   Intercept was initially incorporated in the State of Delaware in 2002. Intercept’s principal executive offices are located at 305 Madison Avenue, Morristown, New Jersey, 07960. The telephone number at that location is (646) 747-1000. Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare and serious liver diseases, including primary biliary cholangitis and severe alcohol-associated hepatitis.
Available Information.   Intercept files annual, quarterly and current reports, proxy statements and other information with the SEC. Intercept’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Intercept maintains a website at www.interceptpharma.com. These website addresses are not intended to function as hyperlinks, and the information contained on Intercept’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
Intercept Financial Projections.   Intercept has provided the Board of Directors of Intercept and Intercept’s financial advisors, Barclays Capital Inc. and Centerview Partners LLC, with selected unaudited financial information concerning Intercept, some of which were shared with Alfasigma in connection with its due diligence review. Such information is described in Intercept’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being filed with the SEC on the date of this Offer to Purchase and mailed to Intercept’s stockholders together with this Offer to Purchase. Intercept’s stockholders are urged to, and should, carefully read the Schedule 14D-9.
8.
Certain Information Concerning Alfasigma, TURYTES and the Purchaser.

Alfasigma is a società per azioni (joint stock company) incorporated in Italy, a parent of the Purchaser and 84% controlled by TURYTES. Alfasigma’s principal executive offices are located at Via Ragazzi del ’99, 5, 40133 — Bologna, Italy. The telephone number of Alfasigma is +39 051 648 9511. Alfasigma is one of Italy’s leading pharmaceutical companies with a strong international position. The Group has a worldwide presence in over 100 countries where about 3000 people work in research, development, production and distribution. In Italy, Alfasigma is a leader in the prescription products market where, in addition to its strong focus on gastro-intestinal products, it is present in several primary care therapeutic areas. It is popular with the consumer public for a number of nutraceuticals & food supplements that respond to different needs, and that are well known and deeply rooted in the Italian families’ experience. Its historical headquarters is in Bologna, to which another headquarters was added in Milan, while the production sites are: in Italy, in Pomezia (RM), Alanno (PE), Sermoneta (LT) and Trezzano Rosa (MI) and abroad in Tortosa in Spain and in Shreveport (Louisiana) in the United States. The R&D laboratories are in Pomezia and in the Parco Scientifico Tecnologico Kilometro Rosso in Bergamo.
We are a Delaware corporation and a wholly owned subsidiary of Alfasigma, incorporated on September 25, 2023, and we were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Our principal executive offices are located at Via Ragazzi del ’99, 5, 40133 — Bologna, Italy, and the telephone number of our principal executive office is +39 051 648 9511. To date, we have not carried on any activities other than those related to our formation and the Merger Agreement, including making the Offer. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we and Intercept have agreed to take all necessary action to cause the Merger, with Intercept continuing as the Surviving Corporation.
TURYTES is a società per azioni (joint stock company) incorporated in Italy. Alfasigma’s principal executive offices are located at Galleria Cavour, 4 — 40121 Bologna, Italy. The telephone number of TURYTES is +39 051 648 9552. TURYTES acts as a holding company for ownership interests of Alfasigma and does not have other material business operations.
Additional Information.   Certain information relating to Alfasigma, TURYTES and the Purchaser is set forth in Annex A to this Offer to Purchase.
Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Intercept,” Section 11 — “The Merger Agreement; Other Agreements” and Annex A): (i) none of the Purchaser, Alfasigma, TURYTES or, after reasonably inquiry, to our knowledge or the knowledge of Alfasigma or TURYTES, any of the persons listed in Annex A, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Intercept, (ii) none of the Purchaser, Alfasigma, TURYTES or, after reasonable inquiry, to our knowledge or the knowledge of Alfasigma or TURYTES, any of the persons listed in Annex A, has effected any transaction in the Shares or any other equity securities of Intercept during the 60-calendar-day period preceding the date of this Offer to Purchase, (iii) none of the Purchaser, Alfasigma, TURYTES or, after reasonable inquiry, to our knowledge or the knowledge of Alfasigma or TURYTES, any of the persons listed on Annex A, has any agreement, arrangement or understanding (whether or not legally enforceable) with any other person with respect to any securities of Intercept, (iv) during the two (2) years prior to the date of this Offer to Purchase, there have been no transactions between us, Alfasigma, TURYTES, any of TURYTES’ or Alfasigma’s other direct or indirect subsidiaries or, after reasonable inquiry, to our knowledge or the knowledge of Alfasigma or TURYTES, any of the persons listed on Annex A, on the one hand, and (A) Intercept or any of its affiliates that are not natural persons, for which the aggregate value of the transactions is more than one (1) percent of Intercept’s consolidated revenue for the fiscal year when the transaction occurred or the past portion of the fiscal year for any transaction occurring in the current fiscal year or (B) any executive officer, director, or affiliate of Intercept that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeds $60,000; (v) during the two (2) years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between us, Alfasigma, TURYTES, any of TURYTES’ or Alfasigma’s other direct or indirect subsidiaries or, after reasonable inquiry, to our knowledge or the knowledge of Alfasigma or TURYTES, any of the persons listed on Annex A, on the one hand, and Intercept or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of Intercept’s directors or a sale or other transfer of a material amount of assets of Intercept; (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Alfasigma, TURYTES or any of our or their respective executive officers, directors or affiliates, on the one hand, and Intercept or any of its executive officers, directors or affiliates, on the other hand; (vii) during the five (5) years prior to the date of this Offer to Purchase, none of the Purchaser, Alfasigma, TURYTES or, after reasonable inquiry, to our knowledge or the knowledge of Alfasigma or TURYTES, any of the persons listed in Annex A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); and (viii) during the five (5) years prior to the date of this Offer to Purchase, none of the Purchaser, Alfasigma, TURYTES or, after reasonable inquiry, to our knowledge or the knowledge of Alfasigma or TURYTES, any of the persons listed in Annex A has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we and Alfasigma have filed with the SEC a Tender Offer Statement on Schedule TO (as may be amended or supplemented from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and this Offer to Purchase and other exhibits to the Schedule TO are available to the public over the Internet at the SEC’s website at www.sec.gov. Alfasigma maintains a website at www.alfasigma.com. These website addresses are not intended to function as hyperlinks, and the information contained on Alfasigma’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
9.
Source and Amount of Funds.

We estimate that we will need approximately $795 million in cash to purchase all Shares pursuant to the Offer, to pay the consideration in respect of all Shares that are not tendered and that will each be converted in the Merger into the right to receive the Offer Price (except as provided in the Merger Agreement with respect to Excluded Shares and Dissenting Shares) and to pay related fees and expenses. Alfasigma, our parent company, will provide us with sufficient funds to make such payments. Alfasigma expects to fund such payments from a combination of available cash and (i) Euro 80,000,000.00 in a financing from Banca Nazionale del Lavoro S.p.A. (“BNL”), pursuant to a revolving loan agreement entered into on February 28, 2022 between Alfasigma and BNL (the “BNL Loan”), (ii) Euro 100,000,000.00 in a financing from BPER Banca S.p.A. (“BPER”), pursuant to a loan agreement entered into on July 28, 2023 between Alfasigma and BPER (the “BPER Loan”), (iii) Euro 150,000,000.00 in a financing from Unicredit S.p.A. (“Unicredit”), pursuant to a revolving loan agreement entered into on November 16, 2022 between Alfasigma and Unicredit (the “Unicredit Loan”), (iv) Euro 100,000,000.00 in a financing from Intesa Sanpaolo S.p.A. (“ISP”), pursuant to a revolving loan agreement entered into on January 28, 2022 between Alfasigma and ISP (the “ISP Loan”), (v) Euro 100,000,000.00 in a financing from Banco BPM S.p.A. (“BPM”), pursuant to a revolving loan agreement entered into on December 20, 2022 between Alfasigma and BPM (the “2022 BPM Loan”), and (vi) Euro 100,000,000.00 in a financing from BPM, pursuant to a loan agreement entered into on September 15, 2023 between Alfasigma and BPM (the “2023 BPM Loan”), each of such financings as described below. No alternative financing arrangements or alternative financing plans have been made.
The summaries below do not purport to be complete and are qualified in their entirety by reference to the full text of the BNL Loan, the BPER Loan, the Unicredit Loan, the ISP Loan, the 2022 BPM and the 2023 BPM Loan, English translations of which are filed as Exhibits (b)(1) — (b)(6), respectively, to the Schedule TO, which are incorporated in this document by reference. Stockholders of Intercept and other interested parties should read the full agreements for a more complete description of the provisions summarized below.
Debt Financing
i.
Euro 80,000,000 BNL Loan

On February 28, 2022, Alfasigma entered as borrower into a revolving credit agreement with BNL, pursuant to which, subject to the terms and conditions set forth therein, BNL committed to provide a revolving loan facility in an aggregate principal amount of Euro 80,000,000 (the “BNL Loan”). The interest rate on the facility is (i) in respect of loans denominated in U.S. dollars, equal to SOFR plus a margin of 0.85% per annum and (ii) in respect of loans denominated in euro, equal to EURIBOR plus a margin of 0.60% per annum (it being understood that, should the interest rate be negative, the interest rate for that year will be deemed to be equal to 0). In addition, a ticking fee (as a percentage of the unused loan) is payable by Alfasigma.
Borrowing under the BNL Loan is available until one month before the maturity date. The maturity date of the BNL Loan is February 28, 2025, unless terminated earlier pursuant to the terms therein. Borrowings may be used for general cash flow needs, including the payment of any costs associated with this financing.
BNL’s obligations to make the commitments available under the BNL Loan are subject to several conditions customary for a credit agreement of this type, as set forth in the BNL Loan, which include, among others, the non-occurrence of a Material Event and/or a Material Adverse Event (as defined in the BNL Loan) on Alfasigma, the truthfulness, accuracy and completeness of the representations and warranties related to Alfasigma as set forth in the BNL Loan, which are deemed to be repeated on the date of each draw down and which relate to status, organization, powers, compliance with the applicable laws, the absence of Material Events and/or Material Adverse Events, compliance with other binding obligations set forth in the BNL Loan and the delivery of certain financial statements of Alfasigma for the applicable fiscal year.
The BNL Loan will be freely prepayable without penalty (subject to breakage cost) and contains customary covenants and events of default.
ii.
Euro 100,000,000 BPER Loan

On July 28, 2023, Alfasigma entered as borrower into a credit agreement with BPER, pursuant to which, subject to the terms and conditions set forth therein, BPER committed to provide a term loan facility in an aggregate principal amount of Euro 100,000,000 (the “BPER Loan”). The applicable annual interest rates will be EURIBOR plus a margin of 1.05% per annum (it being understood that (i) should the Borrower have put in place non-speculative derivate instruments with BPER for coverage of the financing and should the applicable EURIBOR rate be negative, the EURIBOR rate for that year will be deemed to be equal to 0; and (ii) should the Borrower not have put in place non-speculative derivate instruments with BPER for coverage of the financing and should the applicable interest rate be negative, the interest rate for that year will be deemed to be equal to 0). In addition, a ticking fee (as a percentage of the unused loan) is payable by Alfasigma.
Borrowing under the BPER Loan is available until one month before the maturity date. The maturity date of the BPER Loan is December 31, 2027, unless terminated earlier pursuant to the terms therein. The BPER Loan does not impose any limitations on permitted uses of the borrowings.
BPER’s obligations to make the commitments available under the BPER Loan are subject to several conditions as set forth in the BPER Loan, customary for a credit agreement of this type, which include the non-occurrence of an event of default or an event leading to the termination of the agreement and the truthfulness, accuracy and completeness of the representations and warranties related to Alfasigma as set forth in the BPER Loan, which are deemed to be repeated on the date of each draw down and which relate to, among other things, status, organization, powers, compliance with applicable laws, insolvency proceedings and compliance with other binding obligations set forth in the BPER Loan.
The BPER Loan will be freely prepayable without penalty (subject to breakage cost) and contains customary covenants and events of default.
iii.
Euro 150,000,000 Unicredit Loan

On November 16, 2022, Alfasigma entered as borrower into a revolving credit agreement with Unicredit, pursuant to which, subject to the terms and conditions set forth therein, Unicredit committed to provide a revolving loan facility in an aggregate principal amount of Euro 150,000,000.00 (the “Unicredit Loan”). The interest rate on the facility is equal to EURIBOR plus a margin of 0.95% per annum (it being understood that, should the interest rate be negative, the interest rate for that year will be deemed to be equal to 0). At the option of Alfasigma, the margin may be adjusted and linked to sustainability parameters to be negotiated by Unicredit and Alfasigma. In addition, a ticking fee (as a percentage of the unused loan) is payable by Alfasigma.
Borrowing under the Unicredit Loan is available until November 16, 2024. The maturity date of the Unicredit Loan is December 31, 2027, unless terminated earlier pursuant to the terms therein. Borrowings may be used for general cash flow needs, including the payment of any costs associated with this financing
Unicredit’s obligations to make the commitments available under the Unicredit Loan are subject to several conditions customary for a credit agreement of this type, as set forth in the Unicredit Loan, which include, among others, the non-occurrence of a Material Event (as defined in the Unicredit Loan) on Alfasigma, the truthfulness, accuracy and completeness of the representations and warranties related to Alfasigma as set forth in the Unicredit Loan, which are deemed to be repeated on the date of each draw down and which relate to status, organization, powers, compliance with the applicable laws, the assets and liabilities of Alfasigma, the absence of Material Events and other binding obligations set forth in the Unicredit Loan.

The Unicredit Loan will be freely prepayable without penalty (subject to breakage cost) and contains customary covenants and events of default.
iv.
Euro 100,000,000 ISP Loan

On January 28, 2022, Alfasigma entered as borrower into a revolving credit agreement with ISP, pursuant to which, subject to the terms and conditions set forth therein, ISP committed to provide a revolving loan facility in an aggregate principal amount of Euro 100,000,000 (the “ISP Loan”). The interest rate on the facility is equal to EURIBOR plus a margin of 0.70% per annum (it being understood that, should the interest rate be negative, the interest rate for that year will be deemed to be equal to 0). In addition, a ticking fee (as a percentage of the unused loan) is payable by Alfasigma.
Borrowing under the ISP Loan is available until one month before the maturity date. The maturity date of the ISP Loan is January 28, 2026, unless terminated earlier pursuant to the terms therein. Borrowings may be used for general cash flow needs, including the payment of any costs associated with this financing.
ISP’s obligations to make the commitments available under the ISP Loan are subject to several conditions customary for a credit agreement of this type, as set forth in the ISP Loan, which include, among others, the non-occurrence of a Material Event (as defined in the ISP Loan) on Alfasigma, the truthfulness, accuracy and completeness of the representations and warranties related to Alfasigma as set forth in the ISP Loan, which are deemed to be repeated on the date of each draw down and which relate to status, organization, powers compliance with the applicable laws, the assets and liabilities of Alfasigma, the absence of Material Events and other binding obligations set forth in the ISP Loan.
The ISP Loan will be freely prepayable without penalty (subject to breakage cost) and contains customary covenants and events of default.
v.
Euro 100,000,000 2022 BPM Loan

On December 20, 2022, Alfasigma entered as borrower into a revolving line of credit agreement with BPM, pursuant to which, subject to the terms and conditions set forth therein, BPM committed to provide a revolving line of credit facility in an aggregate principal amount of Euro 100,000,000 (the “2022 BPM Loan”). The interest rate on the facility is equal to EURIBOR plus a margin of 0.75% per annum. In addition, a ticking fee (as a percentage of the unused loan) is payable by Alfasigma.
Borrowing under the 2022 BPM Loan is available until November 20, 2025. The maturity date of the 2022 BPM Loan is December 20, 2025, unless terminated earlier pursuant to the terms therein. The borrowings may be used for general cash flow needs, including the payment of costs associated with the financing.
BPM’s obligations to make the commitments available under the 2022 BPM Loan are subject to several conditions, customary for a credit agreement of this type, as set forth in the 2022 BPM Loan which include, among others, the non-occurrence of a Material Event (as defined in the 2022 BPM Loan) and the truthfulness, accuracy and completeness of the representations and warranties related to Alfasigma as set forth in the 2022 BPM Loan, which are deemed to be repeated on the date of each draw down and which relate to, among other things, status, organization, powers, compliance with the applicable laws, insolvency proceedings and compliance with other binding obligations set forth in the 2022 BPM Loan.
The 2022 BPM Loan will be freely prepayable without penalty (subject to breakage cost) and contains customary covenants and events of default.
vi.
Euro 100,000,000 2023 BPM Loan

On September 15, 2023, Alfasigma entered as borrower into a credit agreement with BPM, pursuant to which, subject to the terms and conditions set forth therein, BPM committed to provide a term loan facility in an aggregate principal amount of Euro 100,000,000 (the “2023 BPM Loan”). The interest rate on the facility is equal to EURIBOR plus a margin of 0.880% per annum (it being understood that, should the interest rate be negative, the interest rate for that year will be deemed to be equal to 0). Upon the achievement

(and maintenance) of certain sustainability targets, the applicable margin may be reduced by 0.030%. In addition, a ticking fee (as a percentage of the unused loan) is payable by Alfasigma.
Borrowing under the 2023 BPM Loan is available until September 30, 2024. The maturity date of the 2023 BPM Loan is September 30, 2026, unless terminated earlier pursuant to the terms therein. The borrowings may be used for general corporate needs.
BPM’s obligations to make the commitments available under the 2023 BPM Loan are subject to several conditions customary for a credit agreement of this type as set forth in the 2023 BPM Loan which include, among others, the non-occurrence of a Material Event (as defined in the 2023 BPM Loan) and the truthfulness, accuracy and completeness of the representations and warranties related to Alfasigma as set forth in the 2023 BPM Loan, which are deemed to be repeated on the date of each draw down and which relate to, among other things, status, organization, powers, compliance with the applicable laws, insolvency proceedings and compliance with other binding obligations set forth in the 2023 BPM Loan.
The 2023 BPM Loan will be freely prepayable without penalty (subject to breakage costs) and contains customary covenants and events of default.
10.
Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Intercept.

The following is a description of material contacts between and among representatives of Alfasigma and representatives of Intercept that resulted in the execution of the Merger Agreement and the agreements related to the Offer and the Merger. For a more detailed discussion of Intercept’s activities relating to these contacts, please refer to the Schedule 14D-9 that is being filed by Intercept with the SEC and mailed to Intercept stockholders with this Offer to Purchase. This chronology does not purport to catalogue every conversation of or among members of the Intercept Board, Intercept management, Intercept’s advisors, Alfasigma, the Alfasigma Board, Alfasigma management, Alfasigma’s advisors or any other person.
Background of the Offer
From time to time in the ordinary course of its business, Alfasigma evaluates various business opportunities and considers a variety of transactions to enhance its business, including licensing arrangements, acquisitions of assets and other inorganic growth opportunities. In particular, starting from July 2022 the Alfasigma board formulated a growth strategy that includes the expansion of Alfasigma’s presence in the U.S. market.
In the fourth quarter of 2021, Intercept invited Alfasigma to assess its interest in the potential divestiture of Intercept’s international business. Alfasigma submitted a non-binding offer in April 2022, but was not selected to participate in the final stage of the bidding process.
Between April 2023 and July 2023, representatives of Alfasigma contacted Mr. Gino Santini, a member of the Intercept Board, to discuss the possibility of Mr. Santini serving as a director on the Board of Directors of Alfasigma (“Alfasigma Board”). Alfasigma has not made an offer of directorship to Mr. Santini, and Mr. Santini contacted Alfasigma to withdraw from further discussion and consideration on September 15, 2023.
On May 30, 2023, as a general update regarding Alfasigma’s growth strategy, Mr. Francesco Balestrieri, the Chief Executive Officer of Alfasigma, illustrated to Alfasigma Board potential targets, including Intercept, which could be considered for a business combination with Alfasigma in the future.
On June 23, 2023, Mr. Carlo Incerti, a member of Alfasigma Board, contacted Mr. Paolo Fundarò, the chairman of the Intercept Board, and expressed interest in a potential transaction involving Intercept.
On July 6, 2023, Alfasigma was contacted by Intercept’s financial advisors, Centerview Partners LLC (“Centerview”) and Barclays Capital Inc. (“Barclays”), with respect to the potential transaction between Alfasigma and Intercept. Alfasigma reiterated its interest in engaging in further discussions.
On July 10, 2023, Alfasigma entered into a confidentiality agreement with Intercept in connection with the evaluation, negotiation or completion of a potential negotiated transaction between Alfasigma and

Intercept. The confidentiality agreement contained standstill provisions, which ceased to be effective upon the execution of the Merger Agreement and the announcement of the transactions contemplated by the Merger Agreement.
On July 17, 2023, Alfasigma engaged Sullivan & Cromwell LLP (“Sullivan & Cromwell”) to assist with its evaluation of a potential acquisition of Intercept, including legal due diligence, negotiation of definitive documentation and other relevant aspects of the potential transaction.
On July 19, 2023, Alfasigma engaged PJT Partners (UK) Limited (“PJT”) as its financial advisor to assist with its evaluation and negotiation of a potential acquisition of Intercept by Alfasigma.
On July 25, 2023, Mr. Balestrieri provided an update to Alfasigma Board regarding Alfasigma management’s search and evaluation of potential growth opportunities, and informed Alfasigma Board that a potential transaction involving Intercept was in the preliminary phase of assessment.
On the same day, Alfasigma participated in a management presentation session with Intercept management, who made presentations based on non-public diligence information. The management presentations included selected unaudited financial information concerning Intercept, which are more fully described in the Intercept’s Solicitation/Recommendation Statement on Schedule 14D-9.
Between July 20 and August 14, 2023, Alfasigma requested, and Intercept provided, limited confidential due diligence materials to assist with Alfasigma’s evaluation and submission of a proposal for a potential transaction involving Intercept.
On July 26, 2023, Alfasigma received a process letter from Barclays and Centerview, requesting that Alfasigma submit a proposal by August 15, 2023.
Between August 3 and August 4, 2023, representatives of Alfasigma held multiple discussions with representatives of Intercept regarding various due diligence topics.
On August 15, 2023, Alfasigma submitted a non-binding offer letter, proposing an acquisition of all outstanding common stock of Intercept for $16.75 per share in cash, subject to due diligence and other conditions.
Between August 15 and September 20, 2023, Alfasigma and its representatives submitted diligence requests and questions for Intercept to respond.
On August 21, 2023, representatives of Alfasigma received from Centerview representatives the message that Alfasigma was selected by the Intercept Board to proceed to the next round of the bidding process, but that its proposal was insufficient and Alfasigma needed to significantly improve its proposal.
On August 23, 2023, representatives of Alfasigma were granted access to the virtual dataroom containing confidential due diligence materials of Intercept.
On September 1, 2023, Alfasigma received a new process letter from Intercept, requesting its updated and final proposal by September 22, 2023.
On September 5, 2023, Alfasigma received an initial draft merger agreement prepared by Skadden, Arps, Slate, Meagher & Flom LLP, Intercept’s outside M&A counsel (“Skadden”).
Between September 7 and September 21, 2023, representatives of Alfasigma held multiple discussions with the representatives of Intercept regarding various due diligence topics.
On September 15, 2023, representatives of PJT were contacted by representatives of Centerview, who reiterated that Alfasigma would need to significantly improve its proposal in order for the Intercept Board to approve a transaction.
On September 18, 2023, Sullivan & Cromwell provided to Skadden a markup of the draft merger agreement, following which, discussions and negotiations among representatives of Sullivan & Cromwell and Skadden continued until the signing of the Merger Agreement on September 26, 2023. The parties exchanged revised drafts of the merger agreement during this time and negotiated, among other issues, the scope of the conditions to closing, the Intercept Board’s ability to change its recommendation and terminate the Merger Agreement to accept a Superior Offer, the termination fee payable by Intercept and the treatment of Intercept equity awards.
On September 22, 2023, Alfasigma Board convened and following discussion, among other things, unanimously approved and deemed advisable the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.
Later that day, Alfasigma submitted an updated proposal to acquire all outstanding common stock of Intercept for $18.50 per share in cash (the “September 22 Proposal”). In the September 22 Proposal, Alfasigma also expressed its commitment to finalizing the transaction expeditiously and that announcing a transaction “in a matter of days would benefit all of our constituents.”
On September 24, 2023, Alfasigma and PJT received the response from Intercept’s financial advisors that the September 22 Proposal was insufficient and needed to be improved. Intercept’s financial advisors noted that the sale process remained competitive and conveyed to Alfasigma the message from Intercept Board that the price would need to be as close as possible to $20.00 per share in order for the transaction to be satisfactory.
Later on the same day, representatives of PJT contacted representatives of Centerview and delivered Alfasigma’s final proposal to acquire all outstanding common stock of Intercept for $19.00 per share in cash (the “Final Proposal”), confirming that Alfasigma agreed with Intercept’s goal to announce a transaction on September 26, 2023.
Between September 24 and September 26, 2023, representatives of Sullivan & Cromwell and Skadden resolved the material open terms in the Merger Agreement, including the termination fee, treatment of Intercept equity awards and the closing conditions.
On September 25, 2023, Mr. Balestrieri, Mr. Jerome Durso, the Chief Executive Officer of Intercept, and other representatives of Alfasigma and Intercept, discussed and negotiated the treatment of Intercept equity awards in the Merger Agreement.
In the morning of September 26, 2023, the members of the Intercept Board participating in the decision unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interest of, Intercept and its stockholders, (ii) declared it advisable for Intercept to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Intercept of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iv) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL and (v) agreed to recommend that the stockholders of Intercept accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.
Alfasigma, the Purchaser, and Intercept executed the Merger Agreement and announced the execution of the Merger Agreement prior to the opening of trading on Nasdaq on September 26, 2023.
On October 11, 2023, the Purchaser commenced the Offer.
For more information on the Merger Agreement and the other agreements related to the Offer and the Merger, see Section 8 — “Certain Information Concerning Alfasigma, TURYTES and the Purchaser,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
11.
The Merger Agreement; Other Agreements.

The Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated in this document by reference. Stockholders of Intercept and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement
This summary of the Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Alfasigma, us and Intercept or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Alfasigma, us and Intercept or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Alfasigma, us and Intercept were qualified and subject to important limitations agreed to by Alfasigma, us and Intercept in connection with negotiating the terms of the Merger Agreement.
In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. Stockholders of Intercept are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Intercept. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by a party to the Merger Agreement but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.
The Offer
The Merger Agreement provides that we will commence the Offer as promptly as practicable but no later than October 11, 2023, and that, subject to the satisfaction of the Minimum Condition, the Termination Condition and the satisfaction or waiver by us of the other Offer Conditions that are described in Section 15 — “Conditions to the Offer,” we will, immediately after the expiration of the Offer, accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer (such time of acceptance, the “Acceptance Time”) and promptly pay for such Shares. The initial Expiration Date will be at one (1) minute after 11:59 p.m. Eastern Time, on November 7, 2023.
Terms and Conditions of the Offer
Our obligation to accept for payment, and pay for, any Shares tendered (and not validly withdrawn) pursuant to the Offer is subject to the terms and conditions set forth in the Merger Agreement, including the satisfaction of the Minimum Condition, the Termination Condition and the other Offer Conditions described Section 15 — “Conditions to the Offer.” The Offer Conditions are for the sole benefit of Alfasigma and us and (except for the Minimum Condition, the Termination Condition and the conditions relating to the expiry of the HSR waiting period and the absence of governmental action opposing the transaction) may be waived by Alfasigma and us, in whole or in part, at any time and from time to time, in the sole discretion of Alfasigma and us, to the extent permitted under applicable legal requirements. We expressly reserve the right, to the extent permitted by the applicable legal requirements, (i) to increase the Offer Price, (ii) waive any Offer Condition (except for the Minimum Condition and Termination Condition and the conditions relating to the expiry of the HSR waiting period and the absence of governmental action opposing the transaction), and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; except that, unless previously approved by Intercept in writing, Alfasigma and we will not (A) decrease the Offer Price (other than for an adjustment pursuant to the Merger Agreement), (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions described in Section 15 — “Conditions to the Offer,” (E) amend, modify or waive the Minimum Condition, Termination Condition or certain conditions set forth in the Merger Agreement and described in Section 15 — “Conditions to the Offer,” (F) otherwise amend or modify any of the other terms of the Offer in a manner that would adversely affect any holder of Shares in its capacity as such (provided that, to the extent permitted, we expressly reserve the right but shall not be obligated to waive any of the Offer Conditions to the extent permitted under the Merger Agreement), (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as otherwise provided in the Merger Agreement, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.
Expiration and Extension of the Offer
The initial Expiration Date will be at one (1) minute after 11:59 p.m. Eastern Time, on November 7, 2023.
The Merger Agreement provides that, subject to our rights and Intercept’s rights to terminate the Merger Agreement in accordance with its terms or terminate the Offer under certain circumstances, we will extend the Offer as follows:
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on one or more occasions, in our discretion (and without the consent of Intercept or any other person), for successive periods of up to ten (10) business days each, if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by us or Alfasigma (to the extent waivable by us or Alfasigma), in order to permit the satisfaction of such Offer Condition;

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on one or more occasions, at the request of Intercept, for successive periods of up to ten (10) business days each, if, as of the then-scheduled Expiration Date, any Offer Condition (other than the Minimum Condition) is not satisfied and has not been waived (if permitted thereunder), in order to permit the satisfaction of such Offer Condition;

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for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer;

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for periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust laws shall have expired or been terminated; and

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at the request of Intercept or in its own discretion, for successive periods of up to ten (10) business days each, if, as of the then-scheduled Expiration Date, all Offer Conditions have been satisfied or waived (if permitted thereunder, and other than any such conditions of the Offer that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)), except that the Minimum Condition has not been satisfied as of any then-scheduled Expiration Date, in order to permit the satisfaction of the Minimum Condition, it being understood and agreed that we will not be required to extend the Offer pursuant to this paragraph on more than two (2) occasions, but we may, in our sole and absolute discretion elect to do so.

In no event will we (i) be required to extend the Offer beyond the earlier to occur of (x) the termination of the Merger Agreement pursuant to its terms, and (y) midnight Eastern Time, on January 26, 2024 (the “End Date”) (such earlier occurrence, the “Extension Deadline”); or (ii) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Intercept. Subject to the parties’ respective termination rights under the Merger Agreement, we will not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of Intercept.
The Offer Price
The Offer Price for each Share is $19.00 per Share, net to the seller in cash, without interest and subject to any applicable withholding taxes.
The Merger
The Merger Agreement provides that as soon as practicable (and in any event within one (1) business day) following the Acceptance Time and the satisfaction or waiver of the conditions for the consummation of the Merger set forth below, we will merge with and into Intercept, with Intercept continuing as the Surviving

Corporation, pursuant to the provisions of Section 251(h) of the DGCL, with no stockholder approval required to consummate the Merger. At the closing, we, Alfasigma and Intercept will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and make such other filings or recordings and take all such further actions as are required by the DGCL or other legal requirements in connection with the Merger. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later time as we, Alfasigma and Intercept may agree and as specified in the certificate of merger. At the Effective Time, our separate existence will cease, and Intercept will continue as the Surviving Corporation and will possess all of the rights, powers, privileges and franchises, and be subject to all of the obligations, liabilities, restrictions and disabilities, of us and Intercept.
Merger Closing Conditions
The obligations of us, Alfasigma and Intercept to consummate the Merger are subject to the satisfaction of each of the following conditions:
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We have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

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no governmental body of competent jurisdiction in a jurisdiction where either Alfasigma and its affiliates or Intercept and its subsidiaries operates their respective businesses or own any material assets shall have issued, promulgated, enacted or deemed applicable to the Merger or the Offer any order, injunction, decree, ruling or other legal requirement (whether temporary, preliminary or permanent) or taken any other action, in each case restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the Offer, which order, injunction, decree, ruling, or other legal requirement or action remains in effect.

Merger Consideration
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Merger Consideration, subject to any applicable withholding taxes, except for Shares (i) held by Alfasigma, the Purchaser or any of their direct or indirect wholly owned subsidiaries (including, for the avoidance of doubt, any Shares acquired by the Purchaser in the Offer) or by Intercept, which will be automatically cancelled and no payment made with respect thereto or (ii) held by any stockholder who is entitled to demand and has properly demanded appraisal for such Shares in the time and manner provided in Section 262 of the DGCL (unless such stockholder fails to perfect, withdraws or loses the right to appraisal). Each outstanding share of us owned by Alfasigma immediately prior to the Effective Time will be converted at the Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
Intercept Equity Awards
Except as otherwise agreed, at the Effective Time, each Intercept Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, and that has a per share exercise price that is less than the Merger Consideration, will be cancelled and converted into the right to receive a cash payment equal to the product of (i) the excess of the Merger Consideration over the exercise price payable per Share of such Intercept Option and (ii) the total number of Shares subject to such Intercept Option immediately prior to the Effective Time, less applicable taxes required to be withheld with respect to such payment. At the Effective Time, each Intercept Option other than those described in the preceding sentence that is then outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, will be cancelled with no consideration payable in respect thereof.
At the Effective Time, each Intercept PSU that is outstanding as of immediately prior to the Effective Time will be cancelled and the holder thereof will be entitled to receive a cash payment (without interest) equal to the product of the Merger Consideration and the number of Shares subject to such Intercept PSU as of immediately prior to the Effective Time based upon the actual level of performance determined in accordance with the terms of the applicable Intercept PSU award agreement, less applicable taxes required to be withheld with respect to such payment.
At the Effective Time, each Intercept RSU that is outstanding as of immediately prior to the Effective Time will be converted into the contingent right to receive a cash payment (without interest) equal to the product of the Merger Consideration and the number of Shares subject to such Intercept RSU as of immediately prior to the Effective Time, less applicable taxes required to be withheld with respect to such payment. Subject to the applicable holder’s continued service with Alfasigma and its affiliates (including the Surviving Corporation and its subsidiaries) after the consummation of the transaction, such contingent right to receive a cash payment in respect of Intercept RSUs will vest and become payable in accordance with the vesting schedule (including any vesting acceleration provisions) that applied to the corresponding portion of the applicable Intercept RSUs immediately prior to the Effective Time. Such contingent right to receive cash payment in respect of Intercept RSUs will otherwise remain subject to the same terms and conditions that are applicable to the underlying Intercept RSUs immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement).
Representations and Warranties
Alfasigma, the Purchaser and Intercept each made a number of representations and warranties in the Merger Agreement regarding corporate matters and other facts pertinent to the Merger and, in the case of Intercept, regarding its business, financial conditions, compliance matters and other facts. Alfasigma, the Purchaser and Intercept made representations and warranties as to:
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corporate organization, standing and power;

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authorization of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, by the respective companies;

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the lack of conflicts and required filings and consents;

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absence of undisclosed material litigation;

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absence of untrue statements of material fact or omissions of material fact in the offer documents, and Schedule 14D-9 to be filed with the SEC;

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the use of brokers and other advisors; and

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non-reliance on any other representations and warranties.

In addition, Intercept made representations and warranties as to:
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delivery of organizational documents of Intercept and its subsidiaries;

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capitalization;

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filings and reports with the SEC and financial statements;

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internal controls over financial reporting and the maintenance of disclosure controls and procedures;

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absence of certain changes or events;

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title to assets;

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real property;

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intellectual property;

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data privacy;

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material contracts;

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liabilities and indebtedness;

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compliance with legal requirements;

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regulatory matters;

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certain business practices;

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governmental authorizations;

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tax matters;

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employee matters;

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benefit plans;

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environmental matters;

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insurance;

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legal proceedings; orders;

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requisite Intercept stockholder approval;

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state anti-takeover statutes;

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the opinion of Intercept’s financial advisors;

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related party transactions; and

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standstill.

Some of the representations and warranties in the Merger Agreement made by Intercept are qualified as to knowledge, “materiality,” “Material Adverse Effect” or similar qualifications as to materiality. For purposes of the Merger Agreement, “Material Adverse Effect” means any event, occurrence, circumstance, change or effect which, individually or when taken together with all other events, occurrences, circumstances, changes or effects which have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Intercept to consummate the transactions contemplated by the Merger Agreement on or before the End Date or (b) the business, assets, financial condition or results of operations of Intercept and its subsidiaries, taken as a whole; provided, however, that for purposes of clause (b) of this definition only, none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of Intercept’s stock or change in Intercept’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, occurrence, circumstance, change or effect directly resulting from the announcement, pendency or performance of the transactions contemplated by the Merger Agreement (other than for certain specified exceptions in the Merger Agreement); (iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which Intercept and its subsidiaries operate or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates; (v) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster, acts of god, epidemic, pandemic or any other similar event; (vi) the failure of Intercept to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising from or otherwise relating to any action taken by Intercept or its subsidiaries at the written direction of Alfasigma or the Purchaser or any action specifically required to be taken by Intercept or its subsidiaries under the Merger Agreement, or the failure of Intercept or its subsidiaries to take any action that Intercept and its subsidiaries are specifically prohibited by the terms of the Merger Agreement from taking to the extent Alfasigma fails to give its consent to such action after a written request from Intercept; (viii) any event, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Alfasigma, the Purchaser or any of their respective affiliates; or (ix) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any law or GAAP (or interpretations of any law or GAAP); provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (ix) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change or effect disproportionately affects Intercept and its subsidiaries, relative to other participants in the industries in which Intercept and its subsidiaries operate.
In addition, Alfasigma and the Purchaser made representations and warranties as to:
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the availability of funds to complete the Offer;

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Alfasigma’s ownership of the Purchaser’s common stock;

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the operations of the Purchaser; and

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no ownership of Shares.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:
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have been made only for purposes of the Merger Agreement;

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with respect Intercept, have been qualified by (i) matters specifically disclosed in any reports filed by Intercept with the SEC after January 1, 2022 and publicly available at least three (3) business days prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures made to Alfasigma and the Purchaser in the disclosure schedules delivered in connection with the execution of the Merger Agreement; such information qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

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will not survive consummation of the Merger;

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have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

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were, in certain circumstances, made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

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are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Material Adverse Effect,” as described above.

Covenants
Operation of Intercept’s Business
The Merger Agreement provides that from the date of the signing of the Merger Agreement until the earlier of the Effective Time or the valid termination of the Merger Agreement, except for certain matters set forth in disclosure schedules delivered by Intercept in connection with the execution of the Merger Agreement, as required by the Merger Agreement, as required by applicable law or as undertaken with the prior written consent of Alfasigma (not to be unreasonably withheld, conditioned or delayed), Intercept will, and will cause its subsidiaries to:
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conduct its business in the ordinary course consistent with past practice in all material respects; and

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use their respective reasonable best efforts to (i) preserve intact, in all material respects, the material components of the their current business organization, taken as a whole, including keeping available the services of current executive officers and key employees, (ii) maintain satisfactory business relationships with licensors, licensees, suppliers, lessors, governmental bodies and others having material business dealings with Intercept and its subsidiaries, and (iii) preserve intact its and their material assets (including technology), properties, contracts and licenses.

Intercept has also agreed that, without limiting the generality of the foregoing and except for certain matters set forth in the disclosure schedules delivered by Intercept in connection with the execution of the Merger Agreement, as required by the Merger Agreement, as required by applicable law or as undertaken with the prior written consent of Alfasigma (not to be unreasonably withheld, conditioned or delayed), neither Intercept nor its subsidiaries will:
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(1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), or (2) repurchase, redeem or otherwise reacquire any Shares, or any rights, warrants or options to acquire any Shares, other than: (A) repurchases of shares of common stock outstanding as of the date of the Merger Agreement pursuant to Intercept’s right (under written commitments in effect as of the date of the Merger Agreement and copies of which have been made available to Alfasigma) to purchase Shares held by an officer or other employee, or individual who is an independent contractor, consultant or director, of or to Intercept (a “Company Associate”), only upon termination of such person’s employment or engagement by Intercept; (B) repurchases or forfeitures of Intercept Options, Intercept PSUs or Intercept RSUs (or, in each case, Shares issued upon the exercise thereof) outstanding on the date of the Merger Agreement (in cancellation thereof) pursuant to the terms of any such Intercept Option or Intercept RSU (as in effect as of the date of the Merger Agreement) between Intercept and a Company Associate; (C) in connection with withholding to satisfy the exercise price and/or tax obligations with respect to Intercept Options, Intercept PSUs or Intercept RSUs pursuant to the terms thereof (as in effect as of the date of the Merger Agreement); (D) between Intercept and its subsidiaries or between wholly owned subsidiaries; or (E) settlement of any conversion of any of the Convertible Notes pursuant to the terms of the Convertible Notes indentures;

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split, combine, subdivide or reclassify any Shares or other equity interests of Intercept;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except (x) that Intercept may issue shares of common stock as required to be issued upon the settlement of any conversions of any Convertible Notes pursuant to the terms of the Convertible Notes indentures or the exercise or vesting (as the case may be) of Intercept Options, Intercept PSUs or Intercept RSUs outstanding as of the date of the Merger Agreement pursuant to the terms thereof (as in effect as of the date of the Merger Agreement), or (y) with respect to sales, grants, pledges, transfers or encumbrances (or authorizations with respect any of the foregoing) constituting certain permitted encumbrances);

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subject to certain exceptions, (A) establish, adopt, terminate or materially amend any employee plan (or any plan, program, arrangement or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement), (B) amend or waive any of its material rights under any employee plan (or any plan, program, arrangement or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement), (C) accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment under any provision of any of the employee plans (or any plan, program, arrangement or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement), (D) grant any employee, independent contractor or director any increase in compensation, bonuses or other benefits (except that Intercept may (x) provide base salary or wage rate increases for non-executive officer employees in the ordinary course of business consistent with past practice that do not exceed 5% individually or 2.5% in the aggregate, (y) amend any Employee Plans to the extent required by applicable laws, and (z) make usual and customary annual or quarterly bonus payments for completed performance periods based on actual performance in the ordinary course of business consistent with past practice), (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee of Intercept or its subsidiaries, (F) hire any employee at the level of vice president or above, (G) hire any employee or engage any independent contractor (who is a natural person) as a result of which the personnel expenses in any given quarter would exceed Intercept’s budgeted personnel expense (including temporary, consulting or advisory costs) provided to Alfasigma prior to the date of the Merger Agreement or (H) terminate the employment of any employee of Intercept or its subsidiaries at the level of vice president or above other than for cause;

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amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

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form any subsidiary, acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any equity interest in or businesses (or any division thereof) of any other entity or enter into any joint venture, partnership or similar revenue sharing arrangement;

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make, commit to make, or authorize any capital expenditure (except that Intercept or its subsidiaries may make capital expenditures that do not exceed $250,000 in the aggregate);

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acquire, lease, sublease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, surrender, cancel, waive, relinquish, covenant not to assert, or permit to lapse or expire, transfer, assign, guarantee, exchange or swap, mortgage or subject to any other encumbrance (other than certain permitted encumbrances) any material right or other material asset or property or governmental authorizations (other than intellectual property rights, which are addressed in other sections of the Merger Agreement) (except (A) in the ordinary course of business consistent with past practice, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Intercept or its subsidiaries, (C) capital expenditures, as permitted by other sections of the Merger Agreement, (D) transactions between Intercept and any of its subsidiaries or between its subsidiaries or (E) with respect to pledges, sales or other dispositions constituting certain permitted encumbrances);

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acquire, sell, divest, transfer, assign, license, sublicense, grant a covenant not to assert or release with respect to, cancel, abandon, let lapse, fail to diligently prosecute or use commercially reasonable efforts to enforce, create or incur any encumbrance (other than a permitted encumbrance) on, or otherwise dispose of, any intellectual property rights owned, exclusively licensed by, or used in the operation of the business of Intercept or its subsidiaries;

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lend money or make capital contributions or advances to or make investments in, any person, or incur, assume, guarantee, endorse or otherwise become responsible for (or amend or modify the terms of) any indebtedness for borrowed money (except for (A) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with Intercept’s policies related thereto and (B) advances of expenses as required under Intercept’s certificate of incorporation or bylaws or any indemnification agreement with Intercept’s directors or officers made available to Alfasigma before the date of the Merger Agreement;

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except in the ordinary course of business consistent with past practice or as otherwise permitted, (A) amend or modify in any material respect, or waive, assign or release any material rights or claims under, or voluntarily terminate, any Material Contract (as defined in the Merger Agreement) (or any contract that would have been a Material Contract if such contract was in effect as of the execution and delivery of the Merger Agreement) or (B) enter into any contract which would have been a Material Contract if such contract was in effect as of the execution and delivery of the Merger Agreement;

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except as required by applicable legal requirements or GAAP, (A) make any material change to any accounting method or accounting period used for tax purposes; (B) make, rescind or change any material tax election; (C) file an amended income or other material amended tax return; (D) enter into a closing agreement with any governmental body regarding any material tax liability or assessment; (E) settle, compromise or consent to any material tax claim or assessment or surrender a right to a material tax refund; (F) waive or extend the statute of limitations with respect to any income or other material tax or income or other material tax return, other than automatic waivers or extensions obtained in the ordinary course of business; (G) request any private letter, technical advice or similar tax ruling from any governmental body with respect to taxes; or (H) enter into any tax allocation, indemnity, sharing or similar agreement (other than any such agreements entered into in the ordinary course of business consistent with past practice and not relating primarily to taxes);

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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim) against Intercept or its subsidiaries (including with respect to Intercept intellectual property), other than, solely with respect to legal proceedings unrelated to Intercept intellectual property, any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by Intercept and its subsidiaries of not more than $500,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, Intercept or its subsidiaries) or (B) results in no monetary or other material non-monetary obligation of and does not involve the admission of wrongdoing by Intercept or its subsidiaries;
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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim) brought by Intercept or its subsidiaries (including with respect to Intercept intellectual property) (A) certain matters set forth in the disclosure schedules delivered by Intercept in connection with the execution of the Merger Agreement or (B) where the settlement of such legal proceeding would have a material impact on the business of Intercept and its subsidiaries, taken as a whole, it being understood that, and for avoidance of doubt, any settlement of patent litigation can have a material impact on the business of Intercept and its subsidiaries, taken as a whole;

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commence any material legal proceeding against any person, other than Alfasigma or its respective affiliates;

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(A) terminate any clinical trials in respect of any Intercept product candidate that are ongoing as of the date of the Merger Agreement, (B) commence (alone or with any third party) any new clinical trial in respect of any Intercept product candidate or (C) commence any new research program under the collaboration agreements with third parties;

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(A) create, implement, operate, participate in or offer any patient assistance or patient support program that offers, provides, or intends to provide free drug product (including any Intercept product candidate) or any cost-sharing assistance, such as co-pay coupons or co-pay cards in relation to a drug product, to any patient, including any federal healthcare program beneficiaries (each a “Patient Assistance Program”); or (B) offer, make (whether in cash or in kind) any contribution that relates to or otherwise supports any third-party Patient Assistance Program (including any co-pay assistance foundation) or other charitable contribution;

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fail to use commercially reasonable efforts to (A) maintain in full force and effect the existing insurance policies of Intercept or its subsidiaries or (B) to renew or replace such insurance policies with comparable insurance policies;

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enter into any collective bargaining agreement or other agreement with any labor union or similar organization;

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adopt or implement any stockholder rights plan or similar arrangement;

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adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Intercept or its subsidiaries; or

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authorize any of, or agree or commit to take, any of the actions described above.

In furtherance and not in limitation of any other provision of the Merger Agreement, to the extent permitted by applicable legal requirements, Intercept has agreed to keep Alfasigma reasonably informed on a current basis of any developments, material discussions or negotiations with the FDA or any other healthcare regulatory authority performing functions similar to those performed by the FDA relating to any Intercept product candidate. To the extent permitted by applicable legal requirements, Intercept has agreed to (i) consult with Alfasigma and promptly inform Alfasigma and provide Alfasigma with a reasonable opportunity to review, as reasonably in advance as practicable under the circumstances, and consider in good faith Alfasigma’s comments to or in connection with any meetings, filings, submissions (including any supplementary new drug applications), material correspondence (including briefing materials) or other material communications made by or on behalf of Intercept or any of its subsidiaries to, between or with the FDA or any other healthcare regulatory authority performing functions similar to those performed by the FDA; (ii) prepare or cause to be prepared, and promptly provide to Alfasigma copies of minutes or draft minutes of any meeting between Intercept or any of its subsidiaries and their representatives, on the one hand, and the FDA or other healthcare regulatory authority performing functions similar to those performed by the FDA, on the other hand; (iii) prepare or cause to be prepared, and promptly provide to Alfasigma copies of meeting agendas and minutes or draft minutes of any meetings of a joint steering committee or similar body, to which Intercept or its subsidiaries participates, established by Intercept or its subsidiaries and any third party; (iv) promptly provide to Alfasigma, upon finalization of such reports, reports prepared by Intercept or any collaboration partner that have been provided to Intercept relating to chemistry, manufacturing and controls (CMC), clinical or non-clinical reports and topline results, in each case, relating to any clinical trial involving any product candidate, provided, however, that subclause (iv) shall not require any of Intercept or any of its subsidiaries to provide any such reports to Alfasigma if such disclosure would contravene any contract between Intercept or any of its subsidiaries and a collaboration partner (provided that Intercept or any of its subsidiaries will use reasonable efforts to seek any consent that may be required pursuant to such contract to provide such reports); (v) promptly inform Alfasigma and provide Alfasigma with a reasonable opportunity (but no fewer than five (5) business days) to comment, in each case, prior to making, or proposing to make, any material change to any study protocol, adding any new clinical trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, promotional or marketing materials or activities relating to any Intercept product candidate; and (vi) promptly update Alfasigma in writing with respect to any proposal to make a change described in the foregoing clause (v) that would materially affect the timing and cost of the development of any Intercept product candidate. Intercept and its subsidiaries have agreed to promptly submit information and data to the relevant healthcare regulatory authority in response to specific inquiries from such healthcare regulatory authority, including information and data to be submitted in connection with Intercept’s Supplemental New Drug Application for Ocaliva to the FDA.
No Solicitation
From the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, (x) Intercept shall, and shall cause its subsidiaries and its and their respective representatives to cease any direct or indirect solicitation, facilitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below) and (y) Intercept shall not, and shall cause its subsidiaries and its and their respective directors, officers and employees not to, and shall use reasonable best efforts to cause their other representatives not to, (i) continue any solicitation, knowing encouragement or facilitation (including by way of furnishing non-public information), discussions or negotiations with any third party that may be ongoing with respect to an Acquisition Proposal; (ii) directly or indirectly (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other third party any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, transaction agreement, agreement in principle or other agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) waive or release any third party from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, unless in the case of this clause (iii), the Board of Directors of Intercept determines in good faith, after consultation with Intercept’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of Intercept to the Intercept’s stockholders under applicable Delaware law, in which event the Intercept and its subsidiaries may take the preceding actions described in this clause (iii) solely to the extent necessary to permit a third party to make, on a confidential basis, to the Board of Directors of Intercept, an Acquisition Proposal; or (iv) resolve to do, or agree or announce an intention to do, any of the foregoing under the preceding clauses (i) through (iii). As promptly as reasonably practicable (and in any event within 24 hours) following the date of the Merger Agreement, Intercept shall discontinue electronic or physical data room access granted, and request and otherwise seek the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information previously furnished to any person (other than Alfasigma and Alfasigma’s representatives), within the one (1)-year period prior to the date of the Merger Agreement, in connection with any Acquisition Proposal or in connection with Intercept’s evaluation of strategic alternatives leading up to the transactions contemplated by the Merger Agreement.
Notwithstanding anything in the Merger Agreement to the contrary, if at any time after the execution and delivery of the Merger Agreement and prior to the Acceptance Time, Intercept or its subsidiaries or any of their representatives receives a bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made or renewed after the execution and delivery of the Merger Agreement and did not result from a breach of the non-solicitation provisions of the Merger Agreement, and the Board of Directors of Intercept determines in good faith, after consultation with its outside legal and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer (as defined below) and the failure to take such action described in this paragraph would be inconsistent with its fiduciary duties under Delaware laws, then Intercept and its representatives may (x) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Intercept to the person or group of persons who has made such Acquisition Proposal and the representatives of such person or group of persons; provided that Intercept shall as promptly as practicable (and no later than within 24 hours) provide to Alfasigma any non-public information concerning Intercept and its subsidiaries that is provided to any such person or representative to the extent access to such information was not previously provided to Alfasigma or its representatives and (y) engage in or otherwise participate in discussions or negotiations with any such person or representative with respect to such Acquisition Proposal; provided, that at or prior to the first time that Intercept furnishes any information to or participates in any discussions or negotiations with any person on or after the date of the Merger Agreement, Intercept will provide written notice to Alfasigma of such determination of the Board of Directors of Intercept described in this paragraph, together with the identity of such person or group making such Acquisition Proposal.
In addition, Intercept must (i) promptly (and in any event within one (1) business day) notify Alfasigma if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by Intercept or its subsidiaries or any representative thereof and provide to Alfasigma a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement provided to Intercept or its subsidiaries in connection therewith) and a summary of any material unwritten terms and conditions thereof (and indicate the identity of such person), and (ii) keep Alfasigma reasonably informed of any material developments, discussions or negotiations relating thereto on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation).
An “Acquisition Proposal” is any proposal, indication of interest or offer from any person (other than Alfasigma and its controlled affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) direct or indirect acquisition or license of assets of Intercept equal to 20% or more of Intercept’s consolidated assets or to which 20% or more of Intercept’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of equity securities of Intercept (or instruments convertible into or exercisable or exchangeable for, such equity securities) representing 20% or more of the outstanding voting power of Intercept, (C) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning equity securities of Intercept (or instruments convertible into or exercisable or exchangeable for, such equity securities) representing 20% or more of the outstanding voting power of Intercept common stock or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Intercept and its subsidiaries that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Intercept common stock, in each case other than the transactions contemplated in the Merger Agreement.
A “Superior Offer” is a bona fide written Acquisition Proposal made after the date of the Merger Agreement that the Board of Directors of Intercept determines, in its good faith judgment, after consultation with Intercept’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including the identity of the third party making such Acquisition Proposal, anticipated timing and prospects for consummating such Acquisition Proposal, the reliability of any debt or equity funding commitments, any termination or breakup fees, expense reimbursement provisions and any conditions) of the proposal and the person making the proposal and such other aspects of the Acquisition Proposal that the Board of Directors of Intercept deems relevant, and if consummated, would result in a transaction more favorable to Intercept’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (including after giving effect to proposals, if any, made by Alfasigma pursuant to the Merger Agreement); provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Board of Directors of Intercept’s Recommendation and Actions
Except as expressly permitted by the terms of the Merger Agreement, Intercept has agreed in the Merger Agreement that neither its Board of Directors nor any committee thereof will (each, a “Company Adverse Recommendation Change”):
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withdraw, withhold or qualify (or modify in a manner adverse to Alfasigma or the Purchaser), or publicly propose to withdraw, withhold or qualify (or modify in a manner adverse to Alfasigma or the Purchaser) the Company Board Recommendation;

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approve, adopt, endorse, recommend or declare advisable, or publicly propose to approve, adopt, endorse, recommend or declare advisable, any Acquisition Proposal;

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after the public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within three (3) business days after a written request by Alfasigma to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Acceptance Time), which request may be made once per applicable Acquisition Proposal, provided that Alfasigma shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal;

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following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Alfasigma, fail to publicly affirm the Company Board Recommendation and recommend that Intercept’s stockholders reject such tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14e-2(a) promulgated under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Acceptance Time);

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fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to Intercept’s stockholders; or

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fail to publicly reaffirm the Company Board Recommendation within five (5) business days after Alfasigma so requests in writing (except that Intercept will have no obligation to make such reaffirmation on more than three (3) occasions).

In addition, Intercept has agreed in the Merger Agreement that neither its Board of Directors nor any committee thereof will approve, adopt, endorse, recommend or declare advisable, or propose to approve, adopt, endorse, recommend or declare advisable, or allow Intercept to execute or enter into any letter of intent, agreement in principle, acquisition agreement or other contract with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or contract that would require, or would reasonably be expected to cause, Intercept to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated under the Merger Agreement (other than acceptable confidentiality agreements entered into in compliance with the Merger Agreement).
Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time:
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if at any time after the execution and delivery of the Merger Agreement and prior to the Acceptance Time, Intercept has received a bona fide written Acquisition Proposal from any person that has not been withdrawn and after consultation with outside legal counsel, the Board of Directors of Intercept shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, then (x) the Board of Directors of Intercept may make a Company Adverse Recommendation Change, or (y) subject to Intercept’s compliance with the termination fee provisions of the Merger Agreement, Intercept may terminate the Merger Agreement to enter into the relevant agreement solely if Intercept and its subsidiaries and their representatives shall have complied in all material respects with the non-solicitation and board recommendation provisions of the Merger Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Board of Directors of Intercept determines in good faith, after consultation with Intercept’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors of Intercept to Intercept’s stockholders under Delaware law; (B) Intercept has given Alfasigma prior written notice of its intention to consider making a Company Adverse Recommendation Change or terminating the Merger Agreement at least five (5) business days prior to making any such Company Adverse Recommendation Change or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and, if desired by Alfasigma, during such five (5)-business day period shall have negotiated, and shall have caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal, to the extent proposed by Alfasigma, so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) Intercept shall have provided, and shall have caused its representatives to provide, to Alfasigma information with respect to such Acquisition Proposal, including the proposed definitive agreements (and any related agreements) among Intercept and its subsidiaries and any person or group of persons making such Acquisition Proposal, (2) Intercept shall have given Alfasigma the five (5)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Alfasigma during such period, if any, after consultation with Intercept’s outside legal counsel and financial advisors, the Board of Directors of Intercept shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Board of Directors of Intercept to Intercept’s stockholders under Delaware law. Issuance of any “stop, look and listen” communication by or on behalf of Intercept pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in the relevant sections of the Merger Agreement. These provisions will also apply to any change to any of the material terms (including the form and amount of consideration) to any Acquisition Proposal and will require a new Determination Notice, except that the references to five (5) business days will be deemed to be three (3) business days; and
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other than in connection with any Acquisition Proposal, the Board of Directors of Intercept may make a Company Adverse Recommendation Change in response to an Intervening Event (as defined below) if and only if: (A) Intercept shall have given Alfasigma a Determination Notice at least five (5) business days prior to making any such Company Adverse Recommendation Change and, if desired by Alfasigma, during such five (5)-business day period shall have negotiated, and shall have caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Alfasigma so that a Company Adverse Recommendation Change would no longer be necessary; and (B) (1) the Determination Notice specifies in reasonable detail the facts and circumstances relating to such Intervening Event that render a Company Adverse Recommendation Change necessary and includes such documents, information and data in the possession of Intercept and its subsidiaries as reasonably relate to such Intervening Event, (2) Intercept shall have given Alfasigma the five (5)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Recommendation Change in response to such Intervening Event would no longer be necessary, and (3) after giving effect to the proposals made by Alfasigma during such period, if any, after consultation with Intercept’s outside legal counsel and financial advisors, the Board of Directors of Intercept shall have determined, in good faith, that the failure to make the Company Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the fiduciary duties of the Board of Directors of Intercept to Intercept’s stockholders under Delaware laws.

An “Intervening Event” means any change, event or development (other than to the extent relating to Alfasigma or the Purchaser, or the announcement or pendency of any of the transactions contemplated by the Merger Agreement) that, individually or in the aggregate, is material to Intercept and its subsidiaries, taken as a whole, and (a) is not known or reasonably foreseeable to or by the Board of Directors of Intercept as of the date of the Merger Agreement, in each case, based on facts known to the Board of Directors of Intercept as of the date of the Merger Agreement, which change, event or development becomes known to or by the Board of Directors of Intercept prior to the Acceptance Time and did not arise from the operations of Intercept and its subsidiaries in the ordinary course of business and (b) does not relate to any transaction of the type described in the definition of Acquisition Proposal, without giving effect to any 20% thresholds set forth in the definition; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) any action taken by the parties pursuant to or in compliance with the Merger Agreement, (ii) any changes in law or the commencement, continuance or settlement of any legal proceeding, (iii) changes in the market price or trading volume of the Shares in and of themselves (provided that the underlying reasons for such change may constitute an Intervening Event), (iv) the fact, in and of itself, that Intercept and its subsidiaries meet, exceed or fail to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying reason for such fact may constitute an Intervening Event), or (v) any event, occurrence, circumstance, change or effect generally affecting in the industries in which Intercept and its subsidiaries operate or the economy or other general business, financial or market conditions generally.
Legal Requirements and Antitrust Laws
The Merger Agreement provides that the parties agree to use their respective reasonable best efforts to take or cause to be taken promptly any and all steps necessary to avoid or eliminate each and every impediment under the applicable legal requirements, including applicable antitrust laws, that may be asserted by any governmental body or any other party, so as to enable the consummation of the Merger to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any governmental body pursuant to its evaluation of the transactions under the HSR Act or other applicable antitrust laws (including any request for additional information pursuant to the HSR Act). Subject to the limitations specified in the following sentence, the parties shall defend through litigation on the merits any claim asserted in court by any party under antitrust laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date. Notwithstanding anything to the contrary contained in the Merger Agreement, neither Alfasigma nor the Purchaser nor their respective affiliates will be obligated to take any of the following actions (and, without Alfasigma’s prior written consent, Intercept shall not take any of the following actions): (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or other disposition of any asset, interest or business; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements; and (iii) any other behavioral undertakings and commitments whatsoever including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any governmental body in connection with any of the foregoing. No party shall commit to or agree with any governmental body to stay, toll or extend any applicable waiting period or withdraw its filing under the HSR Act or any other applicable antitrust laws, or enter into any similar timing agreement, without the prior written consent of the other parties.
Subject to the terms and conditions of the Merger Agreement, each of the parties shall (and shall cause their respective affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) business days after the date thereof, unless otherwise mutually agreed to by the parties, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the transactions contemplated by the Merger Agreement and (ii) cooperate with each other in determining whether, and promptly prepare and make, any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the transactions contemplated by the Merger Agreement.
Each of Alfasigma and Intercept shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the transactions contemplated by the Merger Agreement, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties of, and wherever practicable give the other parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) promptly furnish to the other parties, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by the Merger Agreement, give the other party reasonable advance notice of, and permit authorized representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding. Notwithstanding anything to the contrary in this paragraph, the parties may redact materials provided to one another (A) to remove competitively sensitive information or information concerning valuation; (B) as necessary to comply with legal requirements and contracts; and (C) as necessary to address reasonable attorney-client privilege or other privilege or confidentiality concerns.
Employee Matters
For a period of one (1) year following the Effective Time (the “Continuation Period”), Alfasigma will provide, or cause to be provided, to each employee of Intercept or its subsidiaries who is employed by the Intercept or its subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof, including, for the avoidance of doubt, Alfasigma and its affiliates) during such one (1)-year period (each, a “Continuing Employee”) with (i) a base salary or wage rate that is no less than that provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time, (ii) target short-term cash incentive compensation opportunities that are no less favorable, in the aggregate, than those provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time and (iii) other employee benefits (excluding equity incentive and long-term incentive compensation) that in the aggregate are no less favorable than those provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time..
Alfasigma will cause all Continuing Employees to be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under Intercept’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in the Merger Agreement will limit the right of Alfasigma or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time and (ii) if Alfasigma or the Surviving Corporation terminates any such health or welfare benefit plan then the Continuing Employees will be eligible to participate in the Surviving Corporation’s (or an affiliate’s, including, for the avoidance of doubt, Alfasigma’s and Alfasigma’s controlled affiliates’) corresponding health and welfare benefit plan. To the extent that service is relevant for eligibility or vesting under any benefit plan of Alfasigma and/or the Surviving Corporation, then Alfasigma will ensure that such benefit plan will, for purposes of eligibility and vesting, but not for purposes of defined benefit pension accrual or for purposes of qualifying for subsidized early retirement, credit Continuing Employees for service prior to the Effective Time with Intercept and its affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of Intercept except to the extent it would result in a duplication of benefits. In addition, Alfasigma and/or the Surviving Corporation will credit each Continuing Employee with paid time off equal to the accrued paid time off such Continuing Employee had accrued with Intercept that was unused as of the Effective Time. To the extent that service is relevant for benefit levels, including severance benefits and paid time off accruals, following the Effective Time, Alfasigma will ensure that any employee plan of Alfasigma and/or the Surviving Corporation will, for purposes of benefit levels, credit Continuing Employees for service prior to the Effective Time with Intercept to the same extent that such service was recognized prior to the Effective Time except to the extent it would result in a duplication of benefits.

Following the Effective Time, Alfasigma or an affiliate of Alfasigma will use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Alfasigma or an affiliate that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding employee benefit plan of Intercept and its subsidiaries, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Alfasigma or an affiliate of Alfasigma during the portion of the plan year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Alfasigma or an affiliate and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time.
Alfasigma will provide, or will cause its affiliates to provide, each Continuing Employee who experiences a qualifying termination of employment from Alfasigma or any of their respective affiliates during the Continuation Period with severance benefits that are no less favorable, in the aggregate, than those that would have been provided to such Continuing Employee by any Acquired Corporation under the applicable severance policies had such termination occurred prior to the Effective Time.
Prior to the Effective Time, if requested by Alfasigma in writing, to the extent permitted by applicable laws and the terms of the applicable plan or arrangement, Intercept will cause Intercept’s 401(k) Plan (the “Intercept 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Alfasigma requests that the Intercept 401(k) Plan be terminated, Intercept will provide Alfasigma with evidence that such Intercept 401(k) Plan has been terminated (the form and substance of which will be subject to review and approval by Alfasigma) not later than the day immediately preceding the Effective Time.
Prior to making any written or oral communications to the directors, officers or employees of Intercept or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by the Merger Agreement, Intercept will provide Alfasigma with a copy of the intended communication, Alfasigma will have a reasonable period of time to review and comment on the communication, and Intercept will consider any such comments in good faith; provided that Intercept is not required to provide any such communication for Alfasigma’s review if such communication is consistent with previous press releases, public disclosures or other communications made by Alfasigma or Intercept in compliance with the Merger Agreement.
Convertible Notes
From the date of the Merger Agreement through the Effective Time, Intercept will take all actions required by the indentures governing Intercept’s Convertible Notes as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including giving any notices that may be required and the delivery to trustee, noteholders or other applicable persons, as applicable, of any documents or instruments required to be delivered. Intercept will provide Alfasigma and its legal counsel with reasonable opportunity (and in any event at least two (2) business days to the extent reasonably practicable) to review and comment on any notices, documents or instruments prior to such notices, documents or instruments being provided to the trustee, noteholders or other applicable persons, and Alfasigma will cooperate with Intercept with respect to any such notices, documents or instruments that are required to be executed or delivered on or after the Effective Time.
Indemnification and Insurance
In the Merger Agreement, for a period of six (6) years from the Effective Time, the parties agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at, or after the Effective Time) now existing in favor of the current or former directors or officers of Intercept and its subsidiaries under the certificate of incorporation, bylaws or other charter or organizational document of any of Intercept or its subsidiaries, as applicable, and certain other indemnification or other similar agreements of Intercept, will continue in full force and effect in accordance with their terms, and Alfasigma will cause the Surviving Corporation to perform its obligations thereunder.
Prior to the closing of the Merger, Intercept will use its reasonable best efforts to purchase “tail” directors’ and officers’ insurance for Intercept and its subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Intercept and its subsidiaries. Such “tail” insurance will provide coverage in an amount not less than the existing coverage and to have other terms no less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Intercept and its subsidiaries, in each case with respect to claims arising from facts or events that existed or occurred at or before the Effective Time. The aggregate premium for such “tail” insurance shall not exceed 300% of the aggregate annual premium most recently paid by Intercept and its subsidiaries prior to the date of the Merger Agreement (the “Maximum Amount”).
If and only if Intercept fails to purchase such “tail” insurance policies, for a period of six (6) years from the Effective Time, Alfasigma and the Surviving Corporation will either cause to be maintained in effect the current policies of directors’ and officers’ insurance maintained by or for the benefit of Intercept and its subsidiaries or purchase substitute policies for Intercept and its subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Intercept and its subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Intercept and its subsidiaries with respect to claims arising from facts or events that existed or occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best, except that in no event will Alfasigma or the Surviving Corporation be required to pay with respect to such insurance policies more than the Maximum Amount, and if the Surviving Corporation is unable to obtain the required coverage it will obtain as much comparable coverage as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount.
Termination of the Merger Agreement
Subject to certain requirements set forth in the Merger Agreement, the Merger Agreement may be terminated prior to the Effective Time under the following circumstances:
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By mutual written agreement of Intercept and Alfasigma at any time prior to the Acceptance Time;

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By either Alfasigma or Intercept, if, at any time prior to the Acceptance Time, if the Closing shall not have occurred on or prior to 11:59 p.m. Eastern Time on the End Date; provided, however, that (x) if on the End Date all of the Offer Conditions set forth in the Merger Agreement (other than certain conditions in respect of the HSR Act or the orders or other legal requirements issued or promulgated by any governmental body), shall have been satisfied or waived by Alfasigma or the Purchaser, to the extent waivable by Alfasigma or the Purchaser, then the End Date will automatically be extended by a period of 90 days; and (y) the right to terminate the Merger Agreement under this paragraph will not be available to any party whose material breach of the Merger Agreement has caused or resulted in the Offer not being consummated by such date (such termination, an “End Date Termination”);

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By either Alfasigma or Intercept, if any governmental authority of competent jurisdiction in a jurisdiction where either Alfasigma or Intercept operates their respective business or owns any material assets shall have issued, promulgated, enacted or deemed applicable to the Merger or the Offer any order, injunction, decree, ruling or other legal requirement or taken any other action, in each case permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Offer or the Merger, which order, injunction, decree, ruling or other legal requirements or other action shall be final and non-appealable;

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By Alfasigma, if, prior to the Acceptance Time, Intercept or the Board of Directors of Intercept shall have effected a Company Adverse Recommendation Change;

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By Intercept, if, prior to the Acceptance Time, if (i) Intercept and its subsidiaries and their representatives shall have complied in all material respects with non solicitation and board recommendation provisions of the Merger Agreement with respect to the Superior Offer described in clause (ii) of this paragraph, (ii) Intercept substantially concurrently with the termination of the Merger Agreement, enters into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors of Intercept shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”), and (iii) Intercept pays to Alfasigma the applicable Termination Fee (as defined below);
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By Alfasigma, at any time prior to the Acceptance Time, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Intercept shall have occurred such that a condition related to such breach or failure to perform set forth in the Merger Agreement would not be satisfied and cannot be cured by Intercept by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Alfasigma gives Intercept written notice of such breach or failure to perform (an “Intercept Breach Termination”);

•
By Intercept if, prior to the Acceptance Time, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Alfasigma or the Purchaser shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Alfasigma or the Purchaser from consummating the transactions under the Merger Agreement and such breach or failure cannot be cured by Alfasigma or the Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Intercept gives Alfasigma written notice of such breach or failure to perform; or

•
By Intercept (i) if following the expiration of the Offer, the Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer, or (ii) if following the Acceptance Time, the Purchaser shall have failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

Termination Fee
Intercept has agreed to pay Alfasigma a termination fee of $34,000,000 (the “Termination Fee”) if:
•
Intercept terminates the Merger Agreement to enter into a Specified Agreement with respect to a Superior Offer not solicited in material breach of the Merger Agreement;

•
Alfasigma terminates the Merger Agreement due to Intercept or the Board of Directors of Intercept having effected a Company Adverse Recommendation Change; or

•
(i) the Merger Agreement is terminated by (A) Alfasigma or Intercept pursuant to an End Date Termination (but, in the case of a termination by Intercept, only if at the time the Merger Agreement is terminated Alfasigma would not have been prohibited from terminating the Merger Agreement due to its material breach of the Merger Agreement that has caused or resulted in the Offer not being consummated by such date) or Alfasigma pursuant to an Intercept Breach Termination, (ii) a bona fide Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and prior to such termination and such Acquisition Proposal has not been publicly withdrawn prior to such termination, and (iii) within twelve (12) months of such termination Intercept shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal; provided that for purposes of clause (iii) the references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.

In the event of any termination by Intercept or Alfasigma pursuant to which a Termination Fee is payable by Intercept, payment of the Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Alfasigma, the Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement. None of Alfasigma, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against Intercept or its subsidiaries arising out of or in connection with the Merger Agreement, any of the transactions contemplated thereunder or any matters forming the basis for such termination. Following Intercept’s payment to Alfasigma of the Termination Fee, payment when due and paid from Intercept to Alfasigma of the Termination Fee in accordance with the Merger Agreement shall be the sole and exclusive remedy of

Alfasigma, the Purchaser or any of their affiliates against Intercept and its affiliates and any of their related parties for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise. In no event will Intercept be required to pay the Termination Fee on more than one occasion.
Specific Performance
Alfasigma, the Purchaser and Intercept are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled, at law or in equity, except to the extent that the Termination Fee has been paid in accordance with the Merger Agreement.
Fees and Expenses
Except as otherwise provided for in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.
Governing Law
The Merger Agreement is governed by the laws of the State of Delaware.
Conditions to the Offer
See Section 15 — “Conditions to the Offer.”
Other Agreements
The Confidentiality Agreement
On July 10, 2023, Intercept entered into a confidentiality agreement with Alfasigma (the “Confidentiality Agreement”) in connection with the evaluation, negotiation or completion of a potential negotiated transaction between the parties.
As a condition to being furnished Evaluation Material (as defined in the Confidentiality Agreement), Alfasigma agreed, subject to certain exceptions, that, during the term of the Confidentiality Agreement, it would, and it would direct its representatives to, keep such Evaluation Material confidential and to use such information solely for the purpose of evaluating, negotiating or completing a possible transaction between the parties. The Confidentiality Agreement contains standstill obligations with a term of 18 months that would automatically terminate before the expiration of such term in certain situations, including the entry by Intercept into an agreement governing a change of control transaction with a third party. The Confidentiality Agreement expires on July 10, 2033.
The summary above of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which we have filed as Exhibit (d)(2) to the Schedule TO, which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Alfasigma, TURYTES and the Purchaser”. For a complete understanding of the Confidentiality Agreement, stockholders of Intercept and other interested parties are encouraged to read the full text of the Confidentiality Agreement.
12.
Purpose of the Offer; Plans for Intercept.

Purpose of the Offer
We are making the Offer pursuant to the Merger Agreement in order for Alfasigma to acquire control of, and following the Merger, the entire equity interest in, Intercept while allowing Intercept’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. The Merger will be effected pursuant to Section 251(h) of the DGCL. Accordingly, we and Intercept have agreed to take all necessary action to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of stockholders of Intercept, in accordance with the DGCL.
Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in Intercept and will no longer participate in the future growth of Intercept. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Intercept and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with the DGCL.
Plans for Intercept
Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Intercept, the disposition of securities of Intercept, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Intercept, or the sale or transfer of a material amount of assets of Intercept. After completion of the Offer and the Merger, Intercept will be a wholly owned subsidiary of Alfasigma, and the directors and officers of the Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of Intercept pursuant to the Merger Agreement. Alfasigma will review Intercept’s business and operations going forward and will take such actions as it deems appropriate under the circumstances.
Following the Merger, all Shares will be delisted from Nasdaq and deregistered under the Exchange Act.
13.
Certain Effects of the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We and Intercept have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer. We expect to consummate the Merger as soon as practicable (and in no event later than one business day) following the Acceptance Time.
Market for Shares.   If the Offer is completed and we accordingly acquire a number of Shares that satisfies the Minimum Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will effect the Merger as promptly as practicable (no later than one (1) business day) following consummation of the Offer without a vote or any further action by the stockholders of the Company pursuant to Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for the Shares.
Nasdaq Listing.   Immediately following the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because there will be only one stockholder of Intercept. Immediately following the consummation of the Merger we intend and will cause the Surviving Corporation to delist the Shares from Nasdaq.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated by application of Intercept to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. We intend to have Intercept apply for termination of registration of the Shares under the Exchange Act as soon as practicable after the completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral, subject to certain limitations. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which case the Shares would be ineligible as collateral for margin loans made by brokers.

14.
Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Covenants — Operation of Intercept’s Business,” the Merger Agreement provides that, neither Intercept nor its subsidiaries will declare or pay any dividend in respect of any shares of its capital stock (including the Shares) without Alfasigma’s prior written consent.
15.
Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, we will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, and the payment for, any validly tendered Shares, if any of the conditions set forth below are not satisfied or waived in writing by Alfasigma and us (to the extent waivable) by one minute after 11:59 p.m. Eastern Time on the Expiration Date:
•
the Minimum Condition has been satisfied;

•
specified representations and warranties of Intercept with respect to its corporate organization, subsidiaries, organizational documents, authority and binding nature of the Merger Agreement, the applicability of certain antitakeover laws, opinion of financial advisor and Intercept’s brokers and other advisors shall have been accurate in all material respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the Acceptance Time, in each case as if made on and as of such date and time (except representations and warranties that by their terms speak specifically as of another date or time will be measured only as of such date or time);

•
specified representations and warranties of Intercept with respect to its capitalization shall be true and accurate in all respects as of the date of the Merger Agreement and as of the Acceptance Time, in each case as if made on and as of such date and time (except representations and warranties that by their terms speak specifically of another date or time will be measured only as of such date or time), in each of the foregoing cases, except for de minimis inaccuracies;

•
specified representations and warranties of Intercept with respect to no material adverse effect shall be accurate in all respects as of the date of the Merger Agreement and at and as of the Acceptance Time as if made on and as of the Acceptance Time ;

•
the representations and warranties of Intercept set forth in the Merger Agreement (other than those mentioned above) shall be true and accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Acceptance Time as if made on and as of the Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•
Intercept shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Acceptance Time;

•
since the execution and delivery of the Merger Agreement, there shall not have occurred any Material Adverse Effect which is continuing;

•
Alfasigma and the Purchaser shall have received a certificate executed on behalf of Intercept by an authorized officer of Intercept confirming that certain Offer Conditions have been satisfied;

•
any waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated;

•
no governmental body of competent jurisdiction in a jurisdiction where either Alfasigma or Intercept operates their respective business or owns any material assets shall have issued, promulgated, enacted or deemed applicable to the Merger or the Offer any order, injunction, decree, ruling or other legal requirement (whether temporary, preliminary or permanent) or taken any other action, in each case restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the Offer, which order, injunction, decree, ruling, or other legal requirement or action remains in effect;
•
the Termination Condition; and

•
Intercept shall have received correspondence from the FDA acknowledging that Intercept’s proposed revised milestone for certain postmarketing requirements will be December 2023, as requested in Intercept’s submission to the FDA made on September 25, 2023 (Intercept has received such correspondence on October 3, 2023).

The foregoing conditions are for the sole benefit of Alfasigma and the Purchaser and (except for the Minimum Condition, the Termination Condition and conditions related to HSR Act and actions by government bodies) may be waived by Alfasigma and the Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Alfasigma and the Purchaser, to the extent permitted under applicable legal requirements.
16.
Adjustments to Prevent Dilution.

In the event that, notwithstanding Intercept’s covenant to the contrary (see Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Covenants — Operation of Intercept’s Business”), between the date of the Merger Agreement and the Acceptance Time, Intercept effects a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares, the Offer Price will be adjusted appropriately, and such adjustment to the Offer Price will provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such action.
17.
Certain Legal Matters; Regulatory Approvals.

General
Based on our and Alfasigma’s review of publicly available filings by Intercept with the SEC and other information regarding Intercept, neither we nor Alfasigma are aware of any governmental license or regulatory permit that appears to be material to Intercept’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, if any such approvals or other actions were to exist and were not obtained, a governmental, administrative or regulatory authority could take actions that may give us the right to not accept for payment and pay for Shares in the Offer. The Merger Agreement does not obligate us or Alfasigma or any of our or their affiliates to (and without Alfasigma’s consent Intercept and its subsidiaries will not) take any of the following actions in connection with obtaining regulatory approval for the Offer or the Merger: (i) sell, divest, license, hold separate or otherwise dispose of any asset, interest or business; (ii) terminate, relinquish, modify, transfer, assign, restructure or waive existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements; or (iii) any other behavioral undertakings and commitments whatsoever including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations or other arrangements.
Business Combination Statutes.
Intercept is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (the “Business Combination Provisions”), which imposes certain restrictions upon business combinations involving Intercept. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a “business combination”

(which is defined to include a variety of transactions, including mergers) with an “interested stockholder” for a period of three years following the time such person became an interested stockholder unless:
•
prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of the Business Combination Provisions, the term “interested stockholder” generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.
Upon consummation of the Offer, Alfasigma and Purchaser could collectively be deemed to be an “interested stockholder” for purposes of the Business Combination Provisions and, absent the prior approval of Intercept’s board of directors, the Business Combination Provisions could prohibit consummation of the Merger for a period of three years following consummation of the Offer. However, Intercept’s board of directors have approved the execution of the Merger Agreement, the Offer and the Merger. Accordingly, Alfasigma and Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state, will be an impediment to the consummation of the Offer or the Merger.
A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered.
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer.
Antitrust Compliance — HSR Act
Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.
Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material.
The FTC and the Antitrust Division will consider the legality under the antitrust laws of the Purchaser’s proposed acquisition of Shares pursuant to the Offer. At any time before or after the Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Alfasigma, the Purchaser, Intercept or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While we believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Purchaser may not be obligated to consummate the Offer or the Merger.
Appraisal Rights
Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, Intercept stockholders who continuously held Shares from the date of the demand for appraisal through the effective date of the Merger who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with DGCL, will be entitled to a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any, in lieu of receiving the Merger Consideration for their Shares.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the Merger Consideration (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder desires to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
within the later of the consummation of the Offer, which shall occur on the date on which acceptance and payment for Shares occurs, and 20 days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9, deliver to Intercept a written demand for appraisal of Shares held, which demand must reasonably inform Intercept of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender their Shares in the Offer;

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•
comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should carefully review the discussion of procedures required to be followed to demand and perfect appraisal rights under Section 262 of DGCL summarized in the Schedule 14D-9 as well as the provisions of Section 262 of the DGCL, the full text of which is accessible without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.
The foregoing summary of the appraisal rights of stockholders in the Merger under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights available under the DGCL in connection with the Merger and is qualified in its entirety by reference to Item 8 — “Additional Information — Appraisal Rights” in the Schedule 14D-9 and to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If the Merger occurs and a stockholder withdraws or loses his right to appraisal, such holder will only be entitled to receive the Offer Price.
Stockholder Approval Not Required
Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for stock of a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary prior to the expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any rollover stock (each as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of the tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in the tender offer, the consummating corporation can effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered (and not properly withdrawn) in accordance with the terms of the tender offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h) of the DGCL) prior to the expiration of the tender offer, together with the Shares then owned by us and our affiliates and any rollover stock represent at least one (1) Share more than 50% of the outstanding Shares, we do not anticipate seeking the approval of Intercept’s remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such Merger shall be effected as soon as practicable following the consummation of the Offer. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer. We, Alfasigma and Intercept have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a meeting of stockholders of Intercept, in accordance with Section 251(h) of the DGCL.

18.
Fees and Expenses.

We have retained Georgeson LLC to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, email or other electronic message and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.
Neither we, nor Alfasigma will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
19.
Miscellaneous.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one (1) or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.
No person has been authorized to give any information or to make any representation on behalf of us or Alfasigma not contained in this document or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of us, Alfasigma, the Depositary or the Information Agent or any affiliate of any of them for the purpose of the Offer.
We and Alfasigma have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Intercept pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Board of Directors of Intercept with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Intercept may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ANNEX A
INFORMATION RELATING TO ALFASIGMA, TURYTES AND THE PURCHASER
Alfasigma is a società per azioni (joint stock company) incorporated in Italy, a parent of the Purchaser and 84% controlled by TURYTES. TURYTES is a società per azioni (joint stock company) incorporated in Italy. The principal executive office, telephone number and principal business of each of these entities is described in Section 8 — “Certain Information Concerning Alfasigma, TURYTES and the Purchaser.”
Directors and Executive Officers of Alfasigma, TURYTES and the Purchaser
Set forth in the tables below are the name, current principal occupation and material positions held during the past five (5) years of each of the directors and executive officers of Alfasigma, TURYTES and the Purchaser. Except as provided below, the business address of each director and executive officer of Alfasigma and the Purchaser is Via Ragazzi del ’99, 5, 40133 — Bologna, Italy, and the business address of each director and executive officer of TURYTES is Galleria Cavour, 4 — 40121 Bologna, Italy.
Alfasigma S.p.A.
Name (Citizenship)	Present Principal Occupation/Material Positions Held During the Past Five Years
Giada Tasso (Italy)	Chief Strategy Officer of Alfasigma S.p.A. (2018 − Present)
Anton Giorgio Failla (Italy)	Corporate Business Development Director of Alfasigma S.p.A. (2017 − Present)
Vivek Devaraj (India)	Executive Director International Business Unit of Alfasigma S.p.A. (2023 − Present)
Country Head of Sandoz South Africa Pty Ltd, located at 72 Steel Road Spartan Kempton Park 1619 South Africa, the principal business of which is pharmaceuticals (On assignment from employment with Sandoz Private Limited MIDC Plot No 8-A/2, 8-B, TTC Industrial Area, Kalwe Block, Navi Mumbai 400 708 India)
(2017 − 2019)
Country Head of Sandoz Italy S. P. A., located at Viale Don Luigi Sturzo 43 20154 Milano Italy, the principal business of which is pharmaceuticals (On assignment from employment with Sandoz Private Limited MIDC Plot No 8-A/2, 8-B, TTC Industrial Area, Kalwe Block, Navi Mumbai 400 708 India)
(2019 − 2022)
Giuseppe Allocca (Italy)	Corporate Operations & Supply Chain Executive Director of Alfasigma S.p.A. (2020 − Present)
President and CEO at BIOSINT S.p.A., located at Via Pontina KM30, n. 400, Pomezia (RM)-Italy, the principal business of which is pharmaceuticals (2022 − Present)
President and CEO at SOFAR S.p.A., located at Via Firenze n. 40, Trezzano Rosa (MI)-Italy, the principal business of which is pharmaceuticals (2023 − Present)
Andrea Ugo Enrico Pellacani (Italy, United States)	Head of R&D Corporate Director of Alfasigma S.p.A (2023 − Present)

Name (Citizenship)	Present Principal Occupation/Material Positions Held During the Past Five Years
Head of R&D of Menarini Group, located at V. Sette Santi 7, Firenze, the principal business of which is pharmaceuticals (2015 − 2021)
Marco Castino (Italy)	General Manager Country Italia of Alfasigma S.p.A (2023 − Present)
Head of Europe of Zambon S.p.A., located at Via Lillo del Duca, 10 — 20091 Bresso, the principal business of which is pharmaceuticals (2018 − 2023)
Anna Celleri (United States and Italy)	Corporate HR and Organization Executive Director of Alfasigma S.p.A. (2023 − Present)
HR Director EMEA of Eaton Industries GMBH, located at Via Route de la longeraie 7, Morges 1110, the principal business of which is intelligent power management company. (2012 − 2023)
Michele Antonio Cera (Italy)	Corporate General Counsel at Alfasigma S.p.A. (2016 − Present)
Fabio Russo (Italy)	Chief Procurement Officer & Head of ESO at Alfasigma S.p.A. (2023 − Present)
Associate Partner of McKinsey & Company, located at Piazza del Duomo, 31, 2012 Milano MI — Italy, the principal business of which is consulting (2018 − 2021)
Expert Associate Partner at Bain & Company, Via Santa Maria Segreta, 2 n° 3 Milan − Italy, the principal business of which is consulting (2022 − 2023)
Simona Gelpi (Italy)	Corporate Communication & Institutional Relations Director at Alfasigma S.p.A. (2023 − Present)
Group Corporate Communication Manager at Autogrill S.p.A., located at Via Luigi Giulietti, 9 — 28100 Novara (NO) — Italy, the principal business of which is restaurant services (2016 − 2019)
Head of Group Communication Manager at Autogrill S.p.A., located at Via Luigi Giulietti, 9 — 28100 Novara (NO) — Italy the principal business of which is restaurant services. (2019 − 2022)
Group Media Relation & External Communication Director at Barilla Group, located at Via Mantova, 166, Parma — Italy, the principal business of which is food industry (2022 − 2023)
Stefano Pasi (Italy)	Corporate Chief Financial Officer at Alfasigma S.p.A. (2012 − Present)
Azencotch Richard (France)	Head of Global Product and Portfolio Strategy at Alfasigma S.p.A. (2023 − Present)

Name (Citizenship)	Present Principal Occupation/Material Positions Held During the Past Five Years
Head of Global Cardiology & Hypertension Franchise, Servier International, France, located at 63-65 boulevard Massena — 73013 Paris — France, the principal business of which is pharmaceuticals.
(2019 − 2023)
General Manager at Servier Czech Republic, located at 2116/15 Na Florenci, Prague, 110 00, Czech Republic, the principal business of which is pharmaceuticals. (2017 − 2020)
Francesco Balestrieri (Italy)	Chief Executive Officer at Alfasigma S.p.A. (2021 − Present)
President Region Europe at Sandoz, located at Industriestrasse 25 — 83607 — Holzkirchen — Germany, the principal business of which is pharmaceuticals (Generics and Biosimiliars) (2017 − 2019)
Operating Partner in the healthcare sector of Europe at Advent International, located at 160 Victoria St, London SW1E 5LB, UK, the principal business of which is global private equity investments
(2020 − 2021)
Board Director and Advisor to the Chief Executive Officer at Recordati S.p.A., located at Via Matteo Civitali, 1 — 20148 Milano — Italy, the principal business of which is pharmaceuticals
(2020 − 2021)
Board Member at Remedica, located at Aharnon Street, Limassol Industrial Estate, 3056 Limassol, Cyprus, the principal business of which is pharmaceuticals (2021 − 2022)
Andrea Golinelli (Italy)	Deputy Chairman of Alfasigma S.p.A. (2015 − Present)
Deputy Chairman of Turytes S.p.A. (July 2022 − Present)
Marina Golinelli (Italy)	Board Member of Alfasigma S.p.A. (2021 − Present)
Board Member of Turytes S.p.A. (2022 − Present)
Corporate Sales Excellence, at Alfasigma S.p.A. (2018 − 2020)
Corporate Planning & Reporting, at Alfasigma S.p.A. (2020 − 2022)
Board Member of Alfa Wassermann Real Estate srl, located at Galleria Cavour 4, Bologna Italy, the principal business of which is real estate (2022 − Present)
Board Member of Alfa Wassermann Inc., located at 4 Henderson Drive, West Caldwell, New Jersey 07006, the principal business of which is diagnostics (2020 − Present)

Name (Citizenship)	Present Principal Occupation/Material Positions Held During the Past Five Years
Board Member of Fondazione Golinelli, located at Paolo Nanni Costa 14, Bologna, Italy, the principal business of which is a non-profit organization (2022 − Present)
Board Member of Utopia SIS SpA, located at Paolo Nanni Costa 20, Bologna, Italy, which is an investment company in the life sciences sector (2021 − Present)
Stefano Golinelli (Italy)	Board Member of Alfasigma S.p.A. (2019 − Present)
Employee of Alfasigma S.p.A. (2016 − Present)
Member of the Board of Directors of Fondazione Golinelli, located at Paolo Nanni Costa 14, Bologna, Italy, the principal business of which is a non-profit organization (2012 − Present)
Member of the Board of Directors of Turytes S.p.A. (2022 − Present)
Member of the Board of Directors of International Foundation of Big Data and Artificial Intelligence for Human Development), located at Via Galliera 32, Bologna, Italy, the principal business of which is a non-profit organization
(2023 − Present)
Member of the Board of Directors of Alfa Wassermann Inc., located at 4 Henderson Drive, West Caldwell New Jersey 07006, United States, the principal business of which is diagnostics (2023 − Present)
Stefano Golinelli (Italy)	Chairman of Alfasigma S.p.A. (2015 − Present)
Chairman of Turytes S.p.A. (July 2022 − Present)
Managing Partner of Marino Golinelli & C. SAPA (now Turytes SpA) (2015 − July 2022)
Chairman of Alfa Wassermann, Inc., located at 4 Henderson Drive, West Caldwell, New Jersey 07006, the principal business of which is diagnostics (1998- Present)
Carlo Incerti (Italy)	Operating Partner at Forbio, located at Goomieer 2-31411 DC Naarden, the Netherlands, the principal business of which is venture capital (2019 − Present)
Member of the Board of Alfasigma S.p.A. (2021 − Present)
Member of the Board of Dyne Therapeutics, located at 1560 Trapelo Road, Waltham, Massachusetts, United States, the principal business of which is pharmaceuticals. (2021 − Present)

Name (Citizenship)	Present Principal Occupation/Material Positions Held During the Past Five Years
Chairman of the Board of Erydel S.p.a., located at Meucci- 320091 Bresso (MI), Italy, the principal business of which is pharmaceuticals (2020 − Present)
Chairman of the Board of Vectory Therapeutics, located at Science Park 408, 1098 XH Amsterdam, the Netherlands, the principal business of which is pharmaceuticals (2020 − Present)
Chairman of the Board of Azafaros B.V., located at Biopartner gebouw 1, J.H. Oortweg 21, 2333 CH Leiden, the Netherlands, the principal business of which is pharmaceuticals (2020 − Present)
Chairman of the Board of Numab Therapeutics, located at Bachtobelstrasse 5, 8810 Horgen, Switzerland, the principal business of which is pharmaceuticals (2023 − Present)
Chairman of the Board of Inversago Pharma, located at 1100 Rene-Levesque Boulevard West, Suite 1110, Montreal, Quebec H3B 4N4, Canada, the principal business of which is pharmaceuticals (2020 − 2023)
Member of the Board of Gotham Therapeutics, located at 430 E 29th Street #1435, New York, New York 10016, United States, the principal business of which is pharmaceuticals (2019 − 2020)
Carlo Rosa (Italy)	Chief Executive Officer of DiaSorin S.p.A., located at Crescentino s.n.c., 13040 Saluggia (VC), Italy, the principal business of which is immunodiagnostic and molecular diagnostic, licensed technology solutions.
(2006- Present)
Board Member of Alfasigma S.p.A. (2023 − Present)
Sole Director of Sarago S.r.l., located at Corso Matteotti 10 — 201, Milano, Italy, the principal business of which is a personal holding company.
Chairman of Sarago 1 S.r.l., located at Corsco Matteotti 10 — 20121 Milano, Italy, the principal business of which is a personal holding company.
Member of the Board of Directors of Istituto Italiano di Tecnologia Foundation, located at Morego 30 — 16163, Genova, the principal business of which is advanced research center.
Guido Armando Tugnoli (Italy)	Chairman of Four Partners Advisory SCF S.p.A., located at Via Senato 12, 20121 Milan, Italy, the principal business of which is a financial advisory company (2007 − Present)
Board Member of Alfasigma S.p.A. (2015 − Present)

Name (Citizenship)	Present Principal Occupation/Material Positions Held During the Past Five Years
Andrea Dini (Italy)	Chairman of Aptafin SPA, located at Viale Shakespeare 47, Rome, Italy, which is a private holding company operating in various investment sectors (2013 − Present)
Chief Executive Officer of ENNE ESSE TI SPA, located at Viale Shakespeare 47, Rome, Italy, which is a holding company (2015 − Present)
Board Member of Alfasigma S.p.A. (2015 − Present)
Board Member of Wallife SPA, located at Via Vittorio Veneto 116, 00187, Rome (RM), Italy, which is an insure-tech company active in developing and distributing insurance products on ID biometric frauds and possible risks related to the usage of new technologies
(October 2021 − Present)
Board Member of Essetifin SPA, located in Viale Sudafrica 20, 00144, Rome, Italy, which is a private holding controlling and managing group (October 2021 − Present)
Giampaolo Girotti (Italy)	Board Member of Alfasigma S.p.A. (2022 − Present)
Deputy Chairman of Alfasigma S.p.A. (2018 − 2022)
Chief Executive Officer of AlfA Wassermann Real Estate srl, located at Galleria Cavour 4, 40121, Bologna, Italy, the principal business of which is real estate (2022 − Present)
Turytes S.p.A.
Name (Citizenship)	Present Principal Occupation/Material Positions Held During the Past Five Years
Giorgio Vitali (Italy)	Chief Financial Officer, Turytes S.p.A. the principal business of which is to serve as a holding company (2016 − Present)
Board Member of Alfa Wassermann Real Estate srl, located at Galleria Cavour 4, Bologna Italy, the principal business of which is real estate (2022 − Present)
Board Member of Alfa Wassermann Inc., located at 4 Henderson Drive, West Caldwell, NJ 07006, the principal business of which is diagnostics (2020 − Present)
Andrea Golinelli (Italy)	Deputy Chairman of Turytes S.p.A. (July 2022 − Present) See above.
Marina Golinelli (Italy)	Board Member of Turytes S.p.A. (2022 − Present)
See above.
Stefano Golinelli (Italy)	Member of the Board of Directors of Turytes S.p.A. (2022 − Present)
See above.

Name (Citizenship)	Present Principal Occupation/Material Positions Held During the Past Five Years
Stefano Golinelli (Italy)	Chairman of Turytes S.p.A. (July 2022 − Present)
See above.
Interstellar Acquisition Inc.
Name (Citizenship)	Present Principal Occupation/Material Positions Held During the Past Five Years
Francesco Balestrieri (Italy)	Director and President at Interstellar Acquisition Inc. (2023 − Present)
See above.
Stefano Pasi (Italy)	Director and Treasurer at Interstellar Acquisition Inc. (2023 − Present)
See above.
Michele Antonio Cera (Italy)	Secretary at Interstellar Acquisition Inc. (2023 − Present)
See above.

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF INTERCEPT OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:
The Depositary for the Offer is:
Computershare Trust Company, N.A.
By First Class, Registered or Certified Mail: Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions PO Box 43011 Providence, Rhode Island 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free: 888-293-6812
Email: ICPTOffer@Georgeson.com